Exhibit 10.80

LEASE

BETWEEN

THE IRVINE COMPANY LLC

AND

CLEAN ENERGY

LEASE

THIS LEASE is made as of the 18th day of March, 2013, by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, hereafter called “Landlord,” and CLEAN ENERGY, a California corporation, hereafter called “Tenant.”

ARTICLE 1.  BASIC LEASE PROVISIONS

Each reference in this Lease to the “Basic Lease Provisions” shall mean and refer to the following collective terms, the application of which shall be governed by the provisions in the remaining Articles of this Lease.

1. Tenant’s Trade Name: N/A

2. Premises:	Suite Nos. 300, 800, 1200, 1220	Suite No. 700
Address of Buildings:	4675 MacArthur Court, Newport Beach, CA 92660	4695 MacArthur Court, Newport Beach, CA 92660

Project Description:	MacArthur Court

(The Premises are more particularly described in Section 2.1).

3. Use of Premises: General office and administrative use and any ancillary legally permitted use.

4. Estimated Commencement Date: July 1, 2013.

5. Lease Term: 96 months, plus such additional days as may be required to cause this Lease to expire on the final day of the calendar month.

6. Basic Rent:

Months of Term or Period	Monthly Rate Per Rentable Square Foot	Monthly Basic Rent (rounded to the nearest dollar)
1 to 12	$2.08	$141,452.00
13 to 24	$2.18	$148,253.00
25 to 36	$2.28	$155,054.00
37 to 48	$2.39	$162,534.00
49 to 60	$2.51	$170,695.00
61 to 72	$2.63	$178,856.00
73 to 84	$2.76	$187,697.00
85 to 96	$2.89	$196,537.00

Notwithstanding the above schedule of Basic Rent to the contrary, as long as Tenant is not in Default (as defined in Section 14.1) under this Lease, Tenant shall be entitled to an abatement of 5 full calendar months of Basic Rent in the aggregate amount of $707,260.00 (i.e. $141,452.00 per month) (the “Abated Basic Rent”) for the 1st through 5th full calendar months of the Term (the “Abatement Period”). In the event Tenant commits a monetary Default as set forth in Section 14(a) below at any time during months 1-12 of the Term, a prorated amount of the Abated Basic Rent shall immediately become due and payable and the Abatement Period shall terminate. Early termination of the Abatement Period in the event of a monetary Default shall not limit or affect any of Landlord’s other rights, pursuant to this Lease or at law or in equity. Only Basic Rent shall be abated during the Abatement Period and all other additional rent and other costs and charges specified in this Lease shall remain as due and payable pursuant to the provisions of this Lease.

7.                    Property Tax Base:  The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2014 (the “Base Year”).

Project Cost Base:  The Project Costs per rentable square foot incurred by Landlord and attributable to the Base Year.

Expense Recovery Period:  Every twelve month period during the Term (or portion thereof during the first and last Lease years) ending June 30.

8.                   Floor Area of Premises:  approximately 68,006 rentable square feet (61,953 usable square feet) consisting of the following:

•                  Suite No. 300 at 4675 MacArthur Court — 19,867 rentable square feet (approximately 18,265 usable square feet);

•                  Suite No. 800 at 4675 MacArthur Court — 19,867 rentable square feet (approximately 18,246 usable square feet);

•                  Suite No. 1200 at 4675 MacArthur Court — 7,417 rentable square feet (approximately 6,351 usable square feet);

•                  Suite No. 1220 at 4675 MacArthur Court — 988 rentable square feet (approximately 845 usable square feet); and

•                  Suite No. 700 at 4695 MacArthur Court — 19,867 rentable square feet (approximately 18,246 usable square feet).

Floor Area of Building for 4675 MacArthur Court:  approximately 284,059 rentable square feet

Floor Area of Building for 4695 MacArthur Court:  approximately 283,986 rentable square feet

9.                    Security Deposit:  $213,050.00

10.             Broker(s): Irvine Realty Company (“Landlord’s Broker”) and Cushman & Wakefield/Irvine (“Tenant’s Broker”)

11.               Parking: 240 unreserved parking passes and 30 reserved parking passes in accordance with the provisions set forth in Exhibit F to this Lease.

12.             Address for Payments and Notices:

LANDLORD	TENANT

Payment Address:

THE IRVINE COMPANY LLC

P.O. Box #841429

Los Angeles, CA 90084-1429

Notice Address:

THE IRVINE COMPANY LLC

4675 MacArthur Court, Suite 150

Newport Beach, CA, 92660

Attn: Property Manager

with a copy of notices to:

THE IRVINE COMPANY LLC

550 Newport Center Drive

Newport Beach, CA 92660

Attn:  Senior Vice President, Property Operations Irvine Office Properties

CLEAN ENERGY
4675 MacArthur Court

Newport Beach, CA 92660

Attn: Peter Grace, Senior Vice President

with copies of notices to:

CLEAN ENERGY

4675 MacArthur Court

Newport Beach, CA 92660

Attn: Barbara A. Johnson

CLEAN ENERGY

4675 MacArthur Court

Newport Beach, CA 92660

Attn: GENERAL COUNSEL

13.             List of Lease Exhibits (all exhibits, riders and addenda attached to this Lease are hereby incorporated into and made a part of this Lease):

Exhibit A                                             Description of Premises

Exhibit B                                             Operating Expenses

Exhibit C                                             Utilities and Services

Exhibit D                                             Tenant’s Insurance

Exhibit E                                              Rules and Regulations

Exhibit F                                               Parking

Exhibit F-1                                    Location of Parking

Exhibit G                                             Additional Provisions

Exhibit G-1                                  Signage Location

Exhibit X                                             Work Letter

ARTICLE 2.  PREMISES

2.1.   LEASED PREMISES.  Landlord leases to Tenant and Tenant leases from Landlord the Premises shown in Exhibit A (the “Premises”), containing approximately the floor area set forth in Item 8 of the Basic Lease Provisions (the “Floor Area”).  The Premises are located in the buildings identified in Item 2 of the Basic Lease Provisions (the “Building”), which is a portion of the project described in Item 2 (the “Project”).  Landlord and Tenant stipulate and agree that the Floor Area of Premises set forth in Item 8 of the Basic Lease Provisions is correct.

2.2.   ACCEPTANCE OF PREMISES.  Tenant acknowledges that neither Landlord nor any representative of Landlord has made any representation or warranty with respect to the Premises, the Building or the Project or the suitability or fitness of either for any purpose, except as set forth in this Lease. Notwithstanding anything contained in this Lease to the contrary, Landlord represents and warrants that as of the date of this Lease it has not received any written notice of, and has no knowledge of, violation of any laws, codes or regulations applicable to the Premises from any governmental, city or county agency.  Landlord shall construct all the Tenant Improvements required to be installed by Landlord under the Work Letter attached as Exhibit X in full compliance with all applicable laws, codes and regulations to include ADA and title 24.  Furthermore, Landlord represents and warrants to Tenant that all systems serving the Premises (i.e. HVAC, electrical, fire life safety and the like) are operating in accordance with their design and manufacturers specifications and will continue to do so throughout the Term. The taking of possession or use of the Premises by Tenant for any purpose other than construction shall conclusively establish that the Premises and the Building were in satisfactory condition and in conformity with the provisions of this Lease in all respects, except for those matters which Tenant shall have brought to Landlord’s attention on a written punch list and any deficiencies in the systems serving the Premises as described in this Section.  The punch list shall be limited to any items required to be accomplished by Landlord under the Work Letter attached as Exhibit X, and shall be delivered to Landlord within 30 days after the Commencement Date (as defined herein). Nothing contained in this Section 2.2 shall affect the commencement of the Term or the obligation of Tenant to pay rent.  Landlord shall diligently complete all punch list items of which it is notified as provided above. Landlord shall deliver the Premises to Tenant upon the Commencement Date water tight and clean and free of debris.

2.3.   LATENT DEFECTS AND GOOD WORKING ORDER WARRANTY.  Landlord shall be responsible for latent defects in the Tenant Improvements.  Landlord, at its option, may pursue such claims covered under warranties given by contractors or subcontractors performing the Tenant Improvements and agrees to assign any such warranties to Tenant for enforcement at the conclusion of the 12 months set forth herein.  Landlord warrants to Tenant that the fire sprinkler system, lighting, heating, ventilation and air conditioning systems and electrical systems serving the Premises shall be in first class operating condition as of the day the Premises are delivered to Tenant.

ARTICLE 3.  TERM

3.1.   GENERAL.  The term of this Lease (“Term”) shall be for the period shown in Item 5 of the Basic Lease Provisions.  The Term shall commence (“Commencement Date”) on the earlier of (a) the date the Premises are deemed “ready for occupancy” (as hereinafter defined) and possession thereof is delivered to Tenant, or (b) the date Tenant commences its regular business activities within the Premises.  Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the “Commencement Memorandum”) the actual Commencement Date and the expiration date (“Expiration Date”) of this Lease; should Tenant fail to execute and return the Commencement Memorandum to Landlord within 5 business days (or provide specific written objections thereto within that period), then Landlord’s determination of the Commencement and Expiration Dates as set forth in the Commencement Memorandum shall be conclusive.  The Premises shall be deemed “ready for occupancy” when Landlord, to the extent applicable, has substantially completed all the work required to be completed by Landlord pursuant to the Work Letter (if any) attached to this Lease but for minor punch list matters, and has obtained the requisite governmental approvals for Tenant’s occupancy in connection with such work.

3.2.   DELAY IN POSSESSION.  If Landlord, for any reason whatsoever, cannot deliver possession of the Premises to Tenant on or before the Estimated Commencement Date set forth in Item 4 of the Basic Lease Provisions, this Lease shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage.  However, Tenant shall not be liable for any rent until the Commencement Date occurs as provided in Section 3.1 above, except that if Landlord’s failure to substantially complete all work required of Landlord pursuant to Section 3.1(i) above is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Lease), then the Premises shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to substantially complete such work and deliver the Premises to Tenant but for Tenant’s delay(s).

3.3 TERMINATION RIGHT FOR LATE DELIVERY.  Notwithstanding anything to the contrary contained in Section 3.2 of the Lease and so long as this Lease is properly executed by Tenant and delivered to Landlord by 5:00 p.m. PST on March 18, 2013, if for any reason other than “Tenant Delays” (as defined in the Work Letter attached hereto), or other matters beyond Landlord’s reasonable control, the actual Commencement Date has not occurred by November 1, 2013 (the “Outside Date”), then Tenant may, by written notice to Landlord given at any time thereafter but prior to the actual occurrence of the Commencement Date, elect to terminate this Lease; provided, however, that if the Commencement Date occurs within 10 business days after delivery to Landlord of Tenant’s termination notice, this Lease shall continue in full force and effect.  If the Commencement Date has not occurred within 10 business days after the date of delivery of Tenant’s termination notice, then this Lease shall terminate as of the 10th business day after delivery of the termination notice, and Landlord shall promptly return to Tenant any prepaid Rent and/or Security Deposit delivered to Landlord.

ARTICLE 4.  RENT AND OPERATING EXPENSES

4.1.   BASIC RENT.  From and after the Commencement Date, Tenant shall pay to Landlord without deduction or offset a Basic Rent for the Premises in the total amount shown (including subsequent adjustments, if any) in Item 6 of the Basic Lease Provisions (the “Basic Rent”).  If the Commencement Date is other than the first day of a calendar month, any rental adjustment shown in Item 6 shall be deemed to occur on the first day of the next calendar month following the specified monthly anniversary of the Commencement Date.  The Basic Rent shall be due and payable in advance commencing on the Commencement Date and continuing thereafter on the first day of each successive calendar month of the Term, as prorated for any partial month.  No demand, notice or invoice shall be required.  An installment in the amount of 1 full month’s Basic Rent at the initial rate specified in Item 6 of the Basic Lease Provisions shall be delivered to Landlord concurrently with the Commencement Date; the next installment of Basic Rent shall be due on the first day of the sixth calendar month of the Term, which installment shall, if applicable, be appropriately prorated to reflect the amount prepaid for that calendar month.

4.2.   OPERATING EXPENSES. Tenant shall pay Tenant’s Share of Operating Expenses in accordance with Exhibit B of this Lease.

4.3.   SECURITY DEPOSIT.  Concurrently with Tenant’s delivery of this Lease, Tenant shall deposit with Landlord the sum, if any, stated in Item 9 of the Basic Lease Provisions (the “Security Deposit”), to be held by Landlord as security for the full and faithful performance of Tenant’s obligations under this Lease, to pay any rental sums, including without limitation such additional rent as may be owing under any provision hereof, and to maintain the Premises as required by Sections 7.1 and 15.2 or any other provision of this Lease.  Upon any breach of the foregoing obligations by Tenant, Landlord may apply all or part of the Security Deposit as full or partial compensation.  If any portion of the Security Deposit is so applied, Tenant shall within 5 business days after written demand by Landlord deposit cash with Landlord in an amount sufficient to restore the Security Deposit to its original amount.  Landlord shall not be required to keep this Security Deposit separate from its general funds, and Tenant shall not be entitled to interest on the Security Deposit.  In no event may Tenant utilize all or any portion of the Security Deposit as a payment toward any rental sum due under this Lease.  Any unapplied balance of the Security Deposit shall be returned to Tenant within 30 days following the termination of this Lease and Tenant’s vacation of the Premises.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any similar or successor laws now or hereafter in effect, in connection with Landlord’s application of the Security Deposit to prospective rent that would have been payable by Tenant but for the early termination due to Tenant’s Default (as defined herein).

ARTICLE 5.  USES

5.1.   USE.  Tenant shall use the Premises only for the purposes stated in Item 3 of the Basic Lease Provisions and for no other use whatsoever.  The uses prohibited under this Lease shall include, without limitation, use of the Premises or a portion thereof for (i) offices of any agency or bureau of the United States or any state or political subdivision thereof; (ii) offices or agencies of any foreign governmental or political subdivision thereof; or (iii) schools, temporary employment agencies or other training facilities which are not ancillary to corporate, executive or professional office use.  Tenant shall not do or permit anything to be done in or about the Premises which will in any way unreasonably interfere with the rights or quiet enjoyment of other occupants of the Building or the Project, or use or allow the Premises to be used for any unlawful purpose, nor shall Tenant permit any nuisance or commit any waste in the Premises or the Project.  Tenant shall not perform any work or conduct any business whatsoever in the Project other than inside the Premises.  Tenant shall comply at its expense with all present and future laws, ordinances and requirements of all governmental authorities that pertain to Tenant or its use of the Premises.

Landlord shall comply at its expense (as properly included in Project Costs) with all present and future laws, ordinances and requirements of all governmental authorities that pertain to the Common Areas of the Project to which Landlord is notified of such violation by any governmental authority.  In no way limiting the generality of the foregoing, Landlord, at its sole cost and expense, shall correct, repair any existing Title III of the Americans With Disabilities Act (“ADA”) violations of the Common Areas on Tenant’s floors. Said costs of compliance shall be Landlord’s sole cost and expense and shall not be part of Project Costs; provided that any cost of ADA compliance triggered by the permitting and/or construction of the Tenant Improvements shall be included as part of the “Completion Cost” of the Tenant Improvement Work (as defined in the Work Letter); provided Landlord will notify Tenant if Tenant’s Preliminary Plan requires modifications to the Common Areas.  Landlord shall correct, repair or replace any non-compliance of the Building and the Common Areas with any revisions or amendments to applicable building codes, including the ADA, becoming effective after the execution of this Lease, provided that the amortized cost of such repairs or replacements shall be included as Project Costs payable by Tenant. All other ADA compliance issues which pertain to the Premises, including without limitation, in connection with Tenant’s construction of any Alterations or other improvements in the Premises (and any resulting ADA compliance requirements in the Common Areas if Landlord shall consent to same as more particularly provided in Section 7.3 of this Lease) and the operation of Tenant’s business and employment practices in the Premises, shall be the responsibility of Tenant at its sole cost and expense.

5.2.   SIGNS.  Landlord shall affix and maintain a sign, at its sole cost and expense, (restricted solely to Tenant’s name as set forth herein or such other name as Landlord may consent to in writing) adjacent to the entry door of the Premises, together with a directory strip listing Tenant’s name as set forth herein in the lobby directory of the Building.  Any subsequent changes to that initial signage shall be at Tenant’s sole expense.  All signage shall conform to the criteria for signs established by Landlord and shall be ordered through Landlord.  Except as set forth in Section 1 of Exhibit G of this Lease, Tenant shall not place or allow to be placed any other sign, decoration or advertising matter of any kind that is visible from the exterior of the Premises.  Any violating sign or decoration may be immediately removed by Landlord at Tenant’s expense without notice and without the removal constituting a breach of this Lease or entitling Tenant to claim damages.

5.3   HAZARDOUS MATERIALS.  Tenant shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project without the prior written consent of Landlord; provided that the foregoing shall not be deemed to proscribe the use by Tenant of customary office supplies in normal quantities so long as such use comports with all applicable laws.  To the best of Landlord’s knowledge, as of the date of this Lease, there are no toxic materials present in the Building except for standard products typically used in the operation and maintenance of an office building.

ARTICLE 6.  LANDLORD SERVICES

6.1.   UTILITIES AND SERVICES.  Landlord and Tenant shall be responsible to furnish those utilities and services to the Premises to the extent provided in Exhibit C, subject to the conditions and payment obligations and standards set forth in this Lease.  Landlord shall not be liable for any failure to furnish any services or utilities when the failure is the result of any accident or other cause beyond Landlord’s reasonable control, nor shall Landlord be liable for damages resulting from power surges or any breakdown in telecommunications facilities or services.  Landlord’s temporary inability to furnish any services or utilities shall not entitle Tenant to any damages, relieve Tenant of the obligation to pay rent or constitute a constructive or other eviction of Tenant, except that Landlord shall diligently attempt to restore the service or utility promptly. However, if the Premises, or a material portion of the Premises, are made untenantable for a period in excess of 2 consecutive business days as a result of a service interruption or repair that is reasonably within the control of Landlord to correct and through no fault of Tenant and for reasons other than as contemplated in Article 11, then Tenant, as its sole remedy, shall be entitled to receive an abatement of Rent payable hereunder during the period beginning on the 3rd consecutive business day of the service interruption or repair and ending on the day the service has been restored or the repair has been completed. Tenant shall comply with all rules and regulations which Landlord may reasonably establish and communicate to Tenant in writing for the provision of services and utilities, and shall cooperate with all reasonable conservation practices established by Landlord.  Landlord shall at all reasonable times have free access to all electrical and mechanical installations of Landlord and Landlord shall not generate, handle, store or dispose of hazardous or toxic materials (as such materials may be identified in any federal, state or local law or regulation) in the Premises or Project during the Term hereof.

6.2.   OPERATION AND MAINTENANCE OF COMMON AREAS.  During the Term, Landlord shall operate all Common Areas within the Building and the Project in a first class manner.  The term “Common Areas” shall mean all areas within the Building and other buildings in the Project which are not held for exclusive use by persons entitled to occupy space, including without limitation parking areas and structures, driveways, sidewalks, landscaped and planted areas, hallways and interior stairwells not located within the premises of any tenant, common electrical rooms, entrances and lobbies, elevators, and restrooms not located within the premises of any tenant.

6.3.   USE OF COMMON AREAS.  The occupancy by Tenant of the Premises shall include the use of the Common Areas in common with Landlord and with all others for whose convenience and use the Common Areas may be provided by Landlord, subject, however, to compliance with Rules and Regulations described in Article 17 below.  Landlord shall at all times during the Term have exclusive control of the Common Areas, and may restrain or permit any use or occupancy, except as otherwise provided in this Lease or in Landlord’s rules and regulations.  Tenant shall keep the Common Areas clear of any obstruction or unauthorized use related to Tenant’s operations.  Landlord may temporarily close any portion of the Common Areas for repairs, remodeling and/or alterations, to prevent a public dedication or the accrual of prescriptive rights, or for any other reasonable purpose.  Landlord’s temporary closure of any portion of the Common Areas for such purposes shall not deprive Tenant of reasonable access to or use of the Premises.

6.4.   CHANGES AND ADDITIONS BY LANDLORD.  Landlord reserves the right to make alterations or additions to the Building or the Project or to the attendant fixtures, equipment and Common Areas, and such change shall not entitle Tenant to any abatement of rent or other claim against Landlord.  No such change shall deprive Tenant of reasonable access to or use of the Premises. Landlord agrees to use commercially reasonable efforts to not disturb Tenant in connection with any changes or additions that may be made to the Building or Project.

ARTICLE 7.  REPAIRS AND MAINTENANCE

7.1.   TENANT’S MAINTENANCE AND REPAIR.  Subject to Articles 11 and 12, Tenant at its sole expense shall make all repairs necessary to keep the Premises and all improvements and fixtures therein in good condition and repair, excepting ordinary wear and tear.  Notwithstanding Section 7.2 below, Tenant’s maintenance obligation shall include without limitation all appliances, interior glass, doors, door closures, hardware, fixtures, electrical, plumbing, fire extinguisher equipment and other equipment installed in and exclusively serving the Premises and all Alterations constructed by Tenant pursuant to Section 7.3 below, together with any supplemental HVAC equipment servicing only the Premises.  All repairs and other work performed by Tenant or its contractors shall be subject to the terms of Sections 7.3 and 7.4 below.  Alternatively, should Landlord or its management agent agree to make a repair on behalf of Tenant and at Tenant’s written request, Tenant shall promptly reimburse Landlord as additional rent for all reasonable costs incurred (including the standard supervision fee of not more than 3% of the actual hard costs associated with such work) upon submission of an invoice.

7.2.   LANDLORD’S MAINTENANCE AND REPAIR.  Subject to Articles 11 and 12, Landlord shall provide service, maintenance and repair with respect to the heating, ventilating and air conditioning (“HVAC”) equipment of the Building (exclusive of any supplemental HVAC equipment servicing only the Premises) and shall maintain in first class condition and repair the Common Areas, roof, roof membrane, curtain wall, mullions, columns, beams, shafts, stairs, parking areas, stairwells, plazas, elevator cabs, sidewalks, curbs, entrances, foundations, footings, the exterior surfaces of the exterior walls of the Building (including exterior glass), and the structural, electrical, mechanical life safety and all other plumbing systems of the Building (including elevators, if any, serving the Building), except to the extent provided in Section 7.1 above.  Landlord need not make any other improvements or repairs except as specifically required under this Lease, and nothing contained in this Section 7.2 shall limit Landlord’s right to reimbursement from Tenant for maintenance, repair costs and replacement costs as provided elsewhere in this Lease.  Notwithstanding any provision of the California Civil Code or any similar or successor laws to the contrary, Tenant understands that it shall not make repairs at Landlord’s expense or by rental offset.  Except as provided in Section 6.1, this Paragraph, Section 11.1 and Article 12 below, there shall be no abatement of rent and no liability of Landlord by reason of any injury to or interference with Tenant’s business arising from the making of any repairs, alterations or improvements to any portion of the Building, including repairs to the Premises, nor shall any related activity by Landlord constitute an actual or constructive eviction; provided, however, that in making repairs, alterations or improvements, Landlord shall interfere as little as reasonably practicable with the conduct of Tenant’s business in the Premises. Tenant hereby waives any and all rights under and benefits of subsection 1 of Section 1932, and Sections 1941 and 1942 of the California Civil Code, or any similar or successor laws now or hereafter in effect.

7.3.   ALTERATIONS. Except for cosmetic alteration projects that do not exceed $100,000.00 and that satisfy the criteria in the next following sentence (which work shall require notice to Landlord but not Landlord’s consent), Tenant shall make no alterations, additions, or improvements (collectively referred to as “Alterations”) to the Premises without the prior written consent of Landlord.  Landlord’s consent shall not be unreasonably withheld as long as the proposed Alterations do not materially and adversely affect the structural, electrical or mechanical components or systems of the Building, are not visible from the exterior of the Premises, do not change the basic floor plan of the Premises, and utilize only materials equal to or greater in quality to the existing finishes or Landlord’s building standard materials if no similar existing materials exist (“Standard Improvements”).  Within 10 days after receipt of Tenant’s request in accordance with the terms of this paragraph, Landlord shall provide a written response to Tenant. In the event Landlord fails to give or withhold its consent to any Alterations within 10 days of Tenant’s request, Tenant shall have the right to provide Landlord a second request for consent. Tenant’s second request for consent must specifically state that Landlord’s failure to respond within a period of 10 days shall be deemed an approval by Landlord. If Landlord fails to respond continues for 5 days after receipt of Tenant’s second request for consent, the request shall be deemed approved. Landlord may impose, as a condition to its consent, any requirements that Landlord in its discretion may deem reasonable or desirable.  Without limiting the generality of the foregoing, unless Landlord otherwise agrees in writing, Tenant shall use Landlord’s designated mechanical and electrical contractors for all Alterations work affecting the mechanical or electrical systems of the Building.  Should Tenant perform any Alterations work that would necessitate any ancillary Building modification or other expenditure by Landlord, then Tenant shall promptly fund the cost thereof to Landlord.  Tenant shall obtain all required permits for the Alterations and shall perform the work in compliance with all applicable laws, regulations and ordinances with contractors reasonably acceptable to Landlord, and except for Alterations not requiring a permit, Landlord shall be entitled to a supervision fee in the amount of 3% of the actual hard costs associated with the Alterations.  Any request for Landlord’s consent to Alterations shall be made in writing and shall contain architectural plans describing the work in detail reasonably satisfactory to Landlord.  Landlord may elect to cause its architect to review Tenant’s architectural plans, and the reasonable cost of that review shall be reimbursed by Tenant unless Tenant uses architectural, electrical and HVAC consultants that are approved by Landlord or part of the Landlord’s pre-qualified vendors, in which case Tenant will not be obligated to pay for Landlord’s review.  Should the Alterations proposed by Tenant and consented to by Landlord change the floor plan of the Premises, then Tenant shall, at its expense, furnish Landlord with as-built drawings and CAD disks compatible with Landlord’s systems.  Alterations shall be constructed in a good and workmanlike manner using materials of a quality reasonably approved by Landlord Unless Landlord otherwise agrees in writing, all Alterations affixed to the Premises, including without limitation all Tenant Improvements constructed pursuant to the Work Letter (except as otherwise provided in the Work Letter), but excluding moveable trade fixtures and furniture, shall become the property of Landlord and shall be surrendered with the Premises at the end of the Term, except that Landlord may, by notice to

Tenant given at the time of Landlord’s consent to the Alterations, require Tenant to remove by the Expiration Date, or sooner termination date of this Lease, all or any Alterations not consistent with the original Tenant Improvements (including without limitation all telephone and data cabling) installed either by Tenant or by Landlord at Tenant’s request (collectively, the “Required Removables”). Tenant, at the time it requests approval for a proposed Alteration, may request in writing that Landlord advise Tenant whether the Alteration or any portion thereof, is a Required Removable.  Within 10 days after receipt of Tenant’s request, Landlord shall advise Tenant in writing as to which portions of the subject Alterations are Required Removables.  In connection with its removal of Required Removables, Tenant shall repair any damage to the Premises arising from that removal and shall restore the affected area to its pre-existing condition, reasonable wear and tear excepted. Notwithstanding anything to the contrary in this paragraph 7.3 or elsewhere in the Lease, Landlord agrees Tenant’s interior design, furnishings and decoration of the Premises are not Alterations requiring the consent or other input of Landlord.

7.4.   MECHANIC’S LIENS.  Tenant shall keep the Premises free from any liens arising out of any work performed, materials furnished, or obligations incurred by or for Tenant.  Upon request by Landlord, Tenant shall promptly cause any such lien to be released by posting a bond in accordance with California Civil Code Section 8424 or any successor statute.  In the event that Tenant shall not, within 35 days following the imposition of any lien, cause the lien to be released of record by payment or posting of a proper bond, Landlord shall have, in addition to all other available remedies, the right to cause the lien to be released by any means it deems proper, including payment of or defense against the claim giving rise to the lien.  All expenses so incurred by Landlord, including Landlord’s attorneys’ fees, shall be reimbursed by Tenant promptly following Landlord’s demand, together with interest from the date of payment by Landlord at the maximum rate permitted by law until paid.  Tenant shall give Landlord no less than 20 days’ prior notice in writing before commencing construction of any kind on the Premises.

7.5.   ENTRY AND INSPECTION.  Landlord shall during normal business hours and to the extent reasonably necessary, have the right to enter the Premises to inspect them, to supply services in accordance with this Lease, to make repairs and renovations as reasonably deemed necessary by Landlord, and to submit the Premises to prospective or actual purchasers or encumbrance holders (or, during the final twelve months of the Term or when an uncured Default exists, to prospective tenants), all without being deemed to have caused an eviction of Tenant and without abatement of rent except as provided elsewhere in this Lease.  If reasonably necessary, Landlord may temporarily close all or a portion of the Premises to perform repairs, alterations and additions. Except in emergencies or to provide Building services, Landlord shall provide Tenant with reasonable prior verbal notice of entry and shall use reasonable efforts to minimize any interference with Tenant’s use of the Premises.

ARTICLE 8.  SPACE PLANNING AND SUBSTITUTION

Intentionally omitted.

ARTICLE 9.  ASSIGNMENT AND SUBLETTING

9.1.   RIGHTS OF PARTIES.

(a)                                 Except as otherwise specifically provided in this Article 9, Tenant may not, either voluntarily or by operation of law, assign, sublet, encumber, or otherwise transfer all or any part of Tenant’s interest in this Lease, or permit the Premises to be occupied by anyone other than Tenant (each, a “Transfer”), without Landlord’s prior written consent, which consent shall not unreasonably be withheld in accordance with the provisions of Section 9.1(b).  For purposes of this Lease, references to any subletting, sublease or variation thereof shall be deemed to apply not only to a sublease effected directly by Tenant, but also to a sub-subletting or an assignment of subtenancy by a subtenant at any level.  Except as otherwise specifically provided in this Article 9, no Transfer (whether voluntary, involuntary or by operation of law) shall be valid or effective without Landlord’s prior written consent and, at Landlord’s election, such a Transfer shall constitute a material default of this Lease.

(b)                                 Except as otherwise specifically provided in this Article 9, if Tenant or any subtenant hereunder desires to transfer an interest in this Lease, Tenant shall first notify Landlord in writing and shall request Landlord’s consent thereto.  Tenant shall also submit to Landlord in writing:  (i) the name and address of the proposed transferee; (ii) the nature of any proposed subtenant’s or assignee’s business to be carried on in the Premises; (iii) the terms and provisions of any proposed sublease or assignment (including without limitation the rent and other economic provisions, term, improvement obligations and commencement date); (iv) evidence that the proposed assignee or subtenant will comply with the requirements of Exhibit D to this Lease; and (v) any other information requested by Landlord and reasonably related to the Transfer.  Landlord shall not unreasonably withhold its consent, provided:  (1) the use of the Premises will be consistent with the provisions of this Lease and with Landlord’s commitment to other tenants of the Building and Project; (2) any proposed assignee demonstrates that it is financially responsible by submission to Landlord of all reasonable information as Landlord may request concerning the proposed assignee, including, but not limited to, a balance sheet of the proposed subtenant or assignee as of a date within 90 days of the request for Landlord’s consent and statements of income or profit and loss of the proposed assignee for the two-year period preceding the request for Landlord’s consent; (3) the proposed assignee or subtenant is neither an existing tenant or occupant of the Building or Project nor a prospective tenant with whom Landlord or Landlord’s affiliate has been actively negotiating to become a tenant at the Building or Project within the prior 6 months, except that Landlord will not enforce this restriction if it does not have sufficient available space to accommodate the proposed transferee; and (4) the proposed transferee is not an SDN (as defined below) and will not impose additional burdens or security risks on Landlord.  If Landlord consents to the proposed Transfer, then the Transfer may be effected within 90 days after the date of the consent upon the terms described in the information furnished to Landlord; provided that any material change in the terms shall be subject to Landlord’s consent as set forth in this Section 9.1(b).  Landlord shall approve or disapprove any requested Transfer within 20 days following receipt of Tenant’s written notice and the information set forth above.  Except in connection with a Permitted Transfer (as defined below), if Landlord approves the Transfer Tenant shall pay a transfer fee of not more than $500.00 to Landlord concurrently with Tenant’s execution of a Transfer consent prepared by Landlord.

(c)                                  Notwithstanding the provisions of Subsection (b) above, and except in connection with a “Permitted Transfer” (as defined below), in lieu of consenting to a proposed assignment or subletting of more than 1 full floor for more than 50% of the remaining Term, Landlord may elect to terminate this Lease as to the portion of the Premises proposed to be subleased with a proportionate abatement in the rent payable under this Lease, such termination to be effective on the date that the proposed sublease or assignment would have commenced.  Landlord may thereafter, at its option, assign or re-let any space so recaptured to any third party, including without limitation the proposed transferee identified by Tenant. Notwithstanding the foregoing, however, should Landlord so elect to recapture the portion of the Premises Tenant is proposing to transfer, Tenant may, by notice to Landlord within 5 business days thereafter, elect to rescind its transfer request, in which event Landlord’s recapture election shall be null and void and Tenant will not consummate its proposed transfer.

(d)                                 Should any Transfer occur, Tenant shall, except in connection with a Permitted Transfer, promptly pay or cause to be paid to Landlord, as additional rent, 50% of any amounts paid by the assignee or subtenant, however described and whether funded during or after the Lease Term, to the extent such amounts are in excess of the sum of (i) the scheduled Basic Rent payable by Tenant hereunder (or, in the event of a subletting of only a portion of the Premises, the Basic Rent allocable to such portion as reasonably determined by Landlord) and (ii) the direct out-of-pocket costs, as evidenced by third party invoices provided to Landlord, incurred by Tenant to effect the Transfer, which costs shall be amortized over the remaining Term of this Lease or, if shorter, over the term of the sublease.

(e)                                  The sale of all or substantially all of the assets of Tenant (other than bulk sales in the ordinary course of business), the merger or consolidation of Tenant, the sale of Tenant’s capital stock, or any other direct or indirect change of control of Tenant, including, without limitation, change of control of Tenant’s parent company or a merger by Tenant or its parent company (but excluding the sale of stock of either Tenant or Tenant’s parent on or through a national recognized stock exchange), shall be deemed a Transfer within the meaning and provisions of this Article.  Notwithstanding the foregoing, Tenant may assign this Lease to a successor to Tenant by merger, consolidation or the purchase of substantially all of Tenant’s assets, or assign this Lease or sublet all or a portion of the Premises to an Affiliate (defined below), without the consent of Landlord but subject to the provisions of Section 9.2, provided that all of the following conditions are satisfied (a “Permitted Transfer”):  (i) Tenant is not then in Default hereunder; (ii) Tenant gives Landlord written notice at least 10 business days before such Permitted Transfer; and (iii) the successor entity resulting from any merger or consolidation of Tenant or the sale of all or substantially all of the assets of Tenant, has a net worth (computed in accordance with generally accepted accounting principles, except that intangible assets such as goodwill, patents, copyrights, and trademarks shall be excluded in the calculation (“Net Worth”)) at the time of the Permitted Transfer that is at least equal to the Net Worth of Tenant immediately before the Permitted Transfer.  Tenant’s notice to Landlord shall include reasonable information and documentation evidencing the Permitted Transfer and showing that each of the above conditions has been satisfied. Any Permitted Transfer shall not be subject to the transfer fee. If requested by Landlord, Tenant’s successor shall sign and deliver to Landlord a commercially reasonable form of assumption agreement.  “Affiliate” shall mean an entity controlled by, controlling or under common control with Tenant.

9.2.   EFFECT OF TRANSFER.  No subletting or assignment, even with the consent of Landlord, shall relieve Tenant, or any successor-in-interest to Tenant hereunder, of its obligation to pay rent and to perform all its other obligations under this Lease.  Each assignee, other than Landlord, shall be deemed to assume all obligations of Tenant under this Lease and shall be liable jointly and severally with Tenant for the payment of all rent, and for the due performance of all of Tenant’s obligations, under this Lease.  Such joint and several liability shall not be discharged or impaired by any subsequent modification or extension of this Lease.  Consent by Landlord to one or more transfers shall not operate as a waiver or estoppel to the future enforcement by Landlord of its rights under this Lease.

9.3.   SUBLEASE REQUIREMENTS.  Any sublease, license, concession or other occupancy agreement entered into by Tenant shall be subordinate and subject to the provisions of this Lease, and if this Lease is terminated during the term of any such agreement, Landlord shall have the right to:  (i) treat such agreement as cancelled and repossess the subject space by any lawful means, or (ii) require that such transferee attorn to and recognize Landlord as its landlord (or licensor, as applicable) under such agreement.  Landlord shall not, by reason of such attornment or the collection of sublease rentals, be deemed liable to the subtenant for the performance of any of Tenant’s obligations under the sublease. If Tenant is in Default (hereinafter defined), Landlord is irrevocably authorized to direct any transferee under any such agreement to make all payments under such agreement directly to Landlord (which Landlord shall apply towards Tenant’s obligations under this Lease) until such Default is cured.

ARTICLE 10.  INSURANCE AND INDEMNITY

10.1.   TENANT’S INSURANCE.  Tenant, at its sole cost and expense, shall provide and maintain in effect the insurance described in Exhibit D.  Evidence of that insurance must be delivered to Landlord prior to the Commencement Date.

10.2.   LANDLORD’S INSURANCE.  Landlord shall provide the following types of insurance, with or without deductible and in commercially reasonable amounts and coverages as may be reasonably determined by Landlord, so long as at all times Landlord covenants to provide insurance consistent with Landlord’s other first class office buildings and insurance maintained by landlords of other first class office projects in Orange County, California:  property insurance, subject to standard exclusions (such as, but not limited to, earthquake and flood exclusions), covering the Building or Project.  In addition, Landlord may, at its election, obtain insurance coverages for such other risks as Landlord or its Mortgagees may from time to time deem appropriate, including earthquake and commercial general liability coverage.  Landlord shall not be required to carry insurance of any kind on any tenant improvements or Alterations in the Premises installed by Tenant or its contractors or otherwise removable by Tenant (collectively, “Tenant Installations”), or on any trade fixtures, furnishings, equipment, interior plate glass, signs or items of personal property in the Premises, and Landlord shall not be obligated to repair or replace any of the foregoing items should damage occur.  All proceeds of insurance maintained by Landlord upon the Building and Project shall be the property of Landlord, whether or not Landlord is obligated to or elects to make any repairs.

10.3.   JOINT INDEMNITY.

(a)                                 To the fullest extent permitted by law, but subject to Section 10.5 below, Tenant shall defend, indemnify and hold harmless Landlord, its agents, lenders, and any and all affiliates of Landlord, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from Tenant’s use or occupancy of the Premises, the Building or the Common Areas, or from the conduct of its business, or from any activity, work, or thing done, permitted or suffered by Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees in or about the Premises, the Building or the Common Areas, or from any Default in the performance of any obligation on Tenant’s part to be performed under this Lease, or from any act or negligence of Tenant or its agents, employees, subtenants, vendors, contractors, invitees or licensees.  Landlord may, at its option, require Tenant to assume Landlord’s defense in any action covered by this Section 10.3(a) through counsel reasonably satisfactory to Landlord.  Notwithstanding the foregoing, Tenant shall not be obligated to indemnify Landlord against any liability or expense to the extent such liability or expense: (i) is ultimately determined to have been caused by the sole negligence or willful misconduct of Landlord, its agents, contractors or employees, or (ii) covered by Landlord’s indemnity obligations set forth in Section 10.3(b) below.

(b)                                 To the fullest extent permitted by law, but subject to Section 10.5 below, Landlord shall defend, indemnify and hold harmless Tenant, its agents, lenders, and any and all affiliates of Tenant, from and against any and all claims, liabilities, costs or expenses arising either before or after the Commencement Date from the active negligence or willful misconduct of Landlord, its employees, agents or contractors.  Tenant may, at its option, require Landlord to assume Tenant’s defense in any action covered by this Section 10.3(b) through counsel reasonably satisfactory to Tenant.  Notwithstanding the foregoing, Landlord shall not be obligated to indemnify Tenant against any liability or expense to the extent such liability or expense: (i) is ultimately determined to have been caused by the sole negligence or willful misconduct of Tenant, its agents, contractors or employees, or (ii) is covered by Tenant’s indemnity obligations set forth in Section 10.3(a) above.

10.4.   LANDLORD’S NONLIABILITY.  Unless caused by the negligence or intentional misconduct of Landlord, its agents, employees or contractors but subject to Section 10.5 below, Landlord shall not be liable to Tenant, its employees, agents and invitees, and Tenant hereby waives all claims against Landlord, its employees and agents for loss of or damage to any property, or any injury to any person, resulting from any condition including, but not limited to, acts or omissions (criminal or otherwise) of third parties and/or other tenants of the Project, or their agents, employees or invitees, fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak or flow from or into any part of the Premises or from the breakage, leakage, obstruction or other defects of the pipes, sprinklers, wires, appliances, plumbing, air conditioning, electrical works or other fixtures in the Building, whether the damage or injury results from conditions arising in the Premises or in other portions of the Building.  It is understood that any such condition may require the temporary evacuation or closure of all or a portion of the Building.  Should Tenant elect to receive any service from a concessionaire, licensee or third party tenant of Landlord, Tenant shall not seek recourse against Landlord for any breach or liability of that service provider.  Notwithstanding anything to the contrary contained in this Lease, in no event shall Landlord or Tenant be liable to the other for loss or interruption of business or income (including without limitation, consequential damages, lost profits or opportunity costs), or for interference with light or other similar intangible interests.

10.5.   WAIVER OF SUBROGATION.  Landlord and Tenant each hereby waives all rights of recovery against the other on account of loss and damage occasioned to the property of such waiving party to the extent that the waiving party is entitled to proceeds for such loss and damage under any property insurance policies carried or otherwise required to be carried by this Lease; provided however, that the foregoing waiver shall not apply to the extent of Tenant’s obligation to pay deductibles under any such policies and this Lease.  By this waiver it is the intent of the parties that neither Landlord nor Tenant shall be liable to any insurance company (by way of subrogation or otherwise) insuring the other party for any loss or damage insured against under any property insurance policies, even though such loss or damage might be occasioned by the negligence of such party, its agents, employees, contractors or invitees.  The foregoing waiver by Tenant shall also inure to the benefit of Landlord’s management agent for the Building.

ARTICLE 11.  DAMAGE OR DESTRUCTION

11.1.   RESTORATION.

(a)           If the Building of which the Premises are a part is damaged as the result of an event of casualty, then subject to the provisions below, Landlord shall repair that damage as soon as reasonably possible unless Landlord reasonably determines that:  (i) the Premises have been materially damaged and there is less than 1 year of the Term remaining on the date of the casualty; (ii) any Mortgagee (defined in Section 13.1) requires that the insurance proceeds be applied to the payment of the mortgage debt; or (iii) proceeds necessary to pay the full cost of the repair are not available from Landlord’s insurance, including without limitation earthquake insurance.  Should Landlord elect not to repair the damage for one of the preceding reasons, Landlord shall so notify Tenant in the “Casualty Notice” (as defined below), and this Lease shall terminate as of the date of delivery of that notice.

(b)           As soon as reasonably practicable following the casualty event but not later than 60 days thereafter, Landlord shall notify Tenant in writing (“Casualty Notice”) of Landlord’s election, if applicable, to terminate this Lease.  If this Lease is not so terminated, the Casualty Notice shall set forth the anticipated period for repairing the casualty damage.  If the anticipated repair period exceeds 270 days and if the damage is so extensive as to reasonably prevent Tenant’s substantial use and enjoyment of the Premises, then either party may elect to terminate this Lease by written notice to the other within 10 days following delivery of the Casualty Notice.

(c)           In the event that neither Landlord nor Tenant terminates this Lease pursuant to Section 11.1(b), Landlord shall repair all material damage to the Premises or the Building as soon as reasonably possible and this Lease shall continue in effect for the remainder of the Term.  Upon notice from Landlord, Tenant shall assign or endorse over to Landlord (or to any party designated by Landlord) all property insurance proceeds payable to Tenant under Tenant’s insurance with respect to any Tenant Installations; provided if the estimated cost to repair such Tenant Installations exceeds the amount of insurance proceeds received by Landlord from Tenant’s insurance carrier, the excess cost of such repairs shall be paid by Tenant to Landlord prior to Landlord’s commencement of repairs.  Within 15 days of demand, Tenant shall also pay Landlord for any additional excess costs that are determined during the performance of the repairs to such Tenant Installations.

(d)           From and after the 6th business day following the casualty event, the rental to be paid under this Lease shall be abated in the same proportion that the Floor Area of the Premises that is rendered unusable by the damage from time to time bears to the total Floor Area of the Premises.

(e)           The provisions of this Section 11.1 shall not be deemed to require Landlord to repair any Tenant Installations, fixtures and other items that Tenant is obligated to insure pursuant to Exhibit D or under any other provision of this Lease.

11.2.   LEASE GOVERNS.  Tenant agrees that the provisions of this Lease, including without limitation Section 11.1, shall govern any damage or destruction and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 12. EMINENT DOMAIN

Either party may terminate this Lease if any material part of the Premises and parking facilities (but only if Landlord is unable to provide alternative parking to Tenant) is taken or condemned for any public or quasi-public use under Law, by eminent domain or private purchase in lieu thereof (a “Taking”).  Landlord shall also have the right to terminate this Lease if there is a Taking of any portion of the Building or Project which would have a material adverse effect on Landlord’s ability to profitably operate the remainder of the Building.  The termination shall be effective as of the effective date of any order granting possession to, or vesting legal title in, the condemning authority.  If this Lease is not terminated, Basic Rent and Tenant’s Share of Operating Expenses shall be appropriately adjusted to account for any reduction in the square footage of the Building or Premises. All compensation awarded for a Taking shall be the property of Landlord and the right to receive compensation or proceeds in connection with a Taking are expressly waived by Tenant; provided, however, Tenant may file a separate claim for Tenant’s personal property and Tenant’s reasonable relocation expenses, provided the filing of the claim does not diminish the amount of Landlord’s award.  If only a part of the Premises is subject to a Taking and this Lease is not terminated, Landlord, with reasonable diligence, will restore the remaining portion of the Premises as nearly as practicable to the condition immediately prior to the Taking.  Tenant agrees that the provisions of this Lease shall govern any Taking and shall accordingly supersede any contrary statute or rule of law.

ARTICLE 13.  SUBORDINATION; ESTOPPEL CERTIFICATE

13.1.   SUBORDINATION.  Tenant accepts this Lease subject and subordinate to any mortgage(s), deed(s) of trust, ground lease(s) or other lien(s) now or subsequently arising upon the Premises, the Building or the Project, and to renewals, modifications, refinancings and extensions thereof (collectively referred to as a “Mortgage”); provided that, so long as Tenant is not in Default under this Lease after the expiration of the applicable cure period, this Lease shall not be terminated or Tenant’s quiet enjoyment of the Premises disturbed in the event of termination of any such ground or underlying lease, or the foreclosure of any such mortgage or deed trust. The party having the benefit of a Mortgage shall be referred to as a “Mortgagee”. Upon request from a Mortgagee, Tenant shall execute a commercially reasonable subordination and attornment agreement in favor of the Mortgagee, provided such agreement provides a non-disturbance covenant benefiting Tenant.  Alternatively, a Mortgagee shall have the right at any time to subordinate its Mortgage to this Lease.  Upon request, Tenant, without charge, shall attorn to any successor to Landlord’s interest in this Lease in the event of a foreclosure of any mortgage.  Tenant agrees that any purchaser at a foreclosure sale or lender taking title under a deed in lieu of foreclosure shall not be responsible for any act or omission of a prior landlord, shall not be subject to any offsets or defenses Tenant may have against a prior landlord, and shall not be bound by any rent paid in advance of the calendar month in which the transfer of title occurred; provided that the foregoing shall not release the applicable prior landlord from any liability for those obligations.  Tenant acknowledges that Landlord’s Mortgagees and their successors-in-interest are intended third party beneficiaries of this Section 13.1. As of the date hereof, there is no Mortgage encumbering the Building.

13.2.   ESTOPPEL CERTIFICATE.  Tenant shall, within 10 business days after receipt of a written request from Landlord, execute and deliver a commercially reasonable estoppel certificate in favor of those parties as are reasonably requested by Landlord (including a Mortgagee or a prospective purchaser of the Building or the Project). In no event shall such estoppel certificate increase any of Tenant’s obligations or decrease any of Tenant’s rights.

ARTICLE 14.  DEFAULTS AND REMEDIES

14.1.   TENANT’S DEFAULTS.  In addition to any other event of default set forth in this Lease, the occurrence of any one or more of the following events shall constitute a “Default” by Tenant:

(a)           The failure by Tenant to make any payment of Rent required to be made by Tenant, as and when due, where the failure continues for a period of 3 days after written notice from Landlord to Tenant.  The term “Rent” as used in this Lease shall be deemed to mean the Basic Rent and all other sums required to be paid by Tenant to Landlord pursuant to the terms of this Lease

(b)           The assignment, sublease, encumbrance or other Transfer of the Lease by Tenant, either voluntarily or by operation of law, whether by judgment, execution, transfer by intestacy or testacy, or other means, without the prior written consent of Landlord unless otherwise authorized in Article 9 of this Lease.

(c)           The discovery by Landlord that any financial statement provided by Tenant, or by any affiliate, successor or guarantor of Tenant, was materially false.

(d)           Except where a specific time period is otherwise set forth for Tenant’s performance in this Lease (in which event the failure to perform by Tenant within such time period after notice from Landlord shall be a Default), the failure or inability by Tenant to observe or perform any of the covenants or provisions of this Lease to be observed or performed by Tenant, other than as specified in any other subsection of this Section 14.1, where the failure continues for a period of 30 days after written notice from Landlord to Tenant.  However, if the nature of the failure is such that more than 30 days are reasonably required for its cure, then Tenant shall not be deemed to be in Default if Tenant commences the cure within 30 days, and thereafter diligently pursues the cure to completion.

The notice periods provided herein are in lieu of, and not in addition to, any notice periods provided by law, and Landlord shall not be required to give any additional notice under California Code of Civil Procedure Section 1161, or any successor statute, in order to be entitled to commence an unlawful detainer proceeding.

14.2.   LANDLORD’S REMEDIES.

(a)           Upon the occurrence of any Default by Tenant, then in addition to any other remedies available to Landlord, Landlord may exercise the following remedies:

                                (i)            Landlord may terminate Tenant’s right to possession of the Premises by any lawful means, in which case this Lease shall terminate and Tenant shall immediately surrender possession of the Premises to Landlord.  Such termination shall not affect any accrued obligations of Tenant under this Lease.  Upon termination, Landlord shall have the right to reenter the Premises and remove all persons and property.  Landlord shall also be entitled to recover from Tenant:

                                                (1)           The worth at the time of award of the unpaid Rent which had been earned at the time of termination;

                                                (2)           The worth at the time of award of the amount by which the unpaid Rent which would have been earned after termination until the time of award exceeds the amount of such loss that Tenant proves could have been reasonably avoided;

                                                (3)           The worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds the amount of such loss that Tenant proves could be reasonably avoided;

                                                (4)           Any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result from Tenant’s default, including, but not limited to, the cost of recovering possession of the Premises, commissions and other expenses of reletting, including necessary repair, renovation, improvement and alteration of the Premises for a new tenant, reasonable attorneys’ fees, and any other reasonable costs; and

                                                (5)           At Landlord’s election, all other amounts in addition to or in lieu of the foregoing as may be permitted by law.  Any sum, other than Basic Rent, shall be computed on the basis of the average monthly amount accruing during the 24 month period immediately prior to Default, except that if it becomes necessary to compute such rental before the 24 month period has occurred, then the computation shall be on the basis of the average monthly amount during the shorter period.  As used in subparagraphs (1) and (2) above, the “worth at the time of award” shall be computed by allowing interest at the rate of 10% per annum.  As used in subparagraph (3) above, the “worth at the time of award” shall be computed by discounting the amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus 1%.

                                (ii)           Landlord may elect not to terminate Tenant’s right to possession of the Premises, in which event Landlord may continue to enforce all of its rights and remedies under this Lease, including the right to collect all rent as it becomes due.  Efforts by the Landlord to maintain, preserve or relet the Premises, or the appointment of a receiver to protect the Landlord’s interests under this Lease, shall not constitute a termination of the Tenant’s right to possession of the Premises.  In the event that Landlord elects to avail itself of the remedy provided by this subsection (ii), Landlord shall not unreasonably withhold its consent to an assignment or subletting of the Premises subject to the reasonable standards for Landlord’s consent as are contained in this Lease.

(b)           The various rights and remedies reserved to Landlord in this Lease or otherwise shall be cumulative and, except as otherwise provided by California law, Landlord may pursue any or all of its rights and remedies at the same time.  No delay or omission of Landlord to exercise any right or remedy shall be construed as a waiver of the right or remedy or of any breach or Default by Tenant.  The acceptance by Landlord of rent shall not be a (i) waiver of any preceding breach or Default by Tenant of any provision of this Lease, other than the failure of Tenant to pay the particular rent accepted, regardless of Landlord’s knowledge of the preceding breach or Default at the time of acceptance of rent, or (ii) a waiver of Landlord’s right to exercise any remedy available to Landlord by virtue of the breach or Default.  The acceptance of any payment from a debtor in possession, a trustee, a receiver or any other person acting on behalf of Tenant or Tenant’s estate shall not waive or cure a Default under Section 14.1.  No payment by Tenant or receipt by Landlord of a lesser amount than the rent required by this Lease shall be deemed to be other than a partial payment on account of the earliest due stipulated rent, nor shall any endorsement or statement on any check or letter be deemed an accord and satisfaction and Landlord shall accept the check or payment without prejudice to Landlord’s right to recover the balance of the rent or pursue any other remedy available to it.  Tenant hereby waives any right of redemption or relief from forfeiture under California Code of Civil Procedure Section 1174 or 1179, or under any successor statute, in the event this Lease is terminated by reason of any Default by Tenant.  No act or thing done by Landlord or Landlord’s agents during the Term shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender shall be valid unless in writing and signed by Landlord.  No employee of Landlord or of Landlord’s agents shall have any power to accept the keys to the Premises prior to the termination of this Lease, and the delivery of the keys to any employee shall not operate as a termination of the Lease or a surrender of the Premises.

14.3.   LATE PAYMENTS.  Any Rent due under this Lease that is not paid to Landlord within 5 days of the date when due shall bear interest at the maximum rate permitted by law from the date due until fully paid.  The payment of interest shall not cure any Default by Tenant under this Lease.  In addition, Tenant acknowledges that the late payment by Tenant to Landlord of rent will cause Landlord to incur costs not contemplated by this Lease, the exact amount of which will be extremely difficult and impracticable to ascertain.  Those costs may include, but are not limited to, administrative, processing and accounting charges, and late charges which may be imposed on Landlord by the terms of any ground lease, mortgage or trust deed covering the Premises.  Accordingly, if any rent due from Tenant shall not be received by Landlord or Landlord’s designee within 5 days after the date due, then Tenant shall pay to Landlord, in addition to the interest provided above, a late charge for each delinquent payment equal to the greater of (i) 2% of that delinquent payment or (ii) $100.00.  Acceptance of a late charge by Landlord shall not constitute a waiver of Tenant’s Default with respect to the overdue amount, nor shall it prevent Landlord from exercising any of its other rights and remedies. Notwithstanding the foregoing, Landlord will not charge a late fee for the first late payment of each calendar year during the Term.

14.4.   RIGHT OF LANDLORD TO PERFORM.  If Tenant is in Default of any of its obligations under the Lease, Landlord shall have the right to perform such obligations.  Tenant shall reimburse Landlord for the cost of such performance upon demand together with an administrative charge equal to 10% of the cost of the work performed by Landlord.

14.5.   DEFAULT BY LANDLORD.  Landlord shall not be deemed to be in default in the performance of any obligation under this Lease unless and until it has failed to perform the obligation within 30 days after written notice by Tenant to Landlord specifying in reasonable detail the nature and extent of the failure; provided, however, that if the nature of Landlord’s obligation is such that more than 30 days are required for its performance, then Landlord shall not be deemed to be in default if it commences performance within the 30 day period and thereafter diligently pursues the cure to completion.

14.6.   EXPENSES AND LEGAL FEES.  Should either Landlord or Tenant bring any action in connection with this Lease, the prevailing party shall be entitled to recover as a part of the action its reasonable attorneys’ fees, and all other reasonable costs.  The prevailing party for the purpose of this paragraph shall be determined by the trier of the facts.

14.7.   WAIVER OF JURY TRIAL/JUDICIAL REFERENCE.

(a)           LANDLORD AND TENANT EACH ACKNOWLEDGES THAT IT IS AWARE OF AND HAS HAD THE ADVICE OF COUNSEL OF ITS CHOICE WITH RESPECT TO ITS RIGHT TO TRIAL BY JURY, AND EACH PARTY DOES HEREBY EXPRESSLY AND KNOWINGLY WAIVE AND RELEASE ALL SUCH RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY HERETO AGAINST THE OTHER (AND/OR AGAINST ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, OR SUBSIDIARY OR AFFILIATED ENTITIES) ON ANY MATTERS WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, TENANT’S USE OR OCCUPANCY OF THE PREMISES, AND/OR ANY CLAIM OF INJURY OR DAMAGE.

(b)           Should a dispute arise between the parties regarding any matter described above, then except with respect to actions for unlawful or forcible detainer either party may cause the dispute to be submitted to either Jams/Endispute (“Jams”) or the american arbitration association (“AAA”), or their successors, in the county in which the building is situated for binding arbitration before a single arbitrator.  however, each party reserves the right to seek a provisional remedy by judicial action.  No arbitration election by either party pursuant to this subsection shall be effective if made later than thirty (30) days following service of a judicial summons and complaint by or upon such party concerning the dispute.  The arbitration election shall designate whether the arbitration will be conducted with Jams or AAA.  The arbitration shall be conducted in accordance with the rules of practice and procedure of jams or the commercial arbitration rules of the AAA, as applicable, and otherwise pursuant to the California Arbitration Act (Code of Civil Procedure sections 1280 et seq.).  notwithstanding the foregoing, the arbitrator is specifically directed to limit discovery to that which is essential to the effective prosecution or defense of the action. The arbitrator shall, to the extent applicable, follow the substantive law of California and shall render a reasoned written decision within twenty days following the hearing.  The arbitrator shall apportion the costs of the arbitration, together with the attorneys’ fees of the parties, in the manner deemed equitable by the arbitrator, it being the intention of the parties that the prevailing party ordinarily be entitled to recover its reasonable costs and fees.  Judgment upon any award rendered by the arbitrator may be entered by any court having jurisdiction.

14.8   SATISFACTION OF JUDGMENT.

(a) The obligations of Landlord do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Landlord or its constituent partners or members. Should Tenant recover a money judgment against Landlord, such judgment shall be satisfied only from the interest of Landlord in the Project and out of the rent or other income from such property receivable by Landlord, and no action for any deficiency may be sought or obtained by Tenant.

(b) The obligations of Tenant do not constitute the personal obligations of the individual partners, trustees, directors, officers, members or shareholders of Tenant, its parent company or their constituent partners or members.

ARTICLE 15.  END OF TERM

15.1.   HOLDING OVER.  If Tenant holds over for any period after the Expiration Date (or earlier termination of the Term) without the prior written consent of Landlord, such tenancy shall constitute a tenancy at sufferance only and a Default by Tenant; such holding over with the prior written consent of Landlord shall constitute a month-to-month tenancy commencing on the 1st day following the termination of this Lease and terminating 30 days following delivery of written notice of termination by either Landlord or Tenant to the other.  In either of such events, possession shall be subject to all of the terms of this Lease, except that the monthly rental for the holdover shall be 150% of the total monthly rental for the month immediately preceding the date of termination.  The acceptance by Landlord of monthly hold-over rental in a lesser amount shall not constitute a waiver of Landlord’s right to recover the full amount due unless otherwise agreed in writing by Landlord.  If Tenant fails to surrender the Premises upon the expiration of this Lease despite demand to do so by Landlord, Tenant shall indemnify and hold Landlord harmless from all loss or liability, including without limitation, any claims made by any succeeding tenant relating to such failure to surrender.  The foregoing provisions of this Section 15.1 are in addition to and do not affect Landlord’s right of re-entry or any other rights of Landlord under this Lease or at law.

15.2.   SURRENDER OF PREMISES; REMOVAL OF PROPERTY.  Upon the Expiration Date or upon any earlier termination of this Lease, Tenant shall quit and surrender possession of the Premises to Landlord in as good order, condition and repair as when received or as hereafter may be improved by Landlord or Tenant, reasonable wear and tear and repairs which are Landlord’s obligation excepted, and shall remove or fund to Landlord the cost of removing all voice and/or data transmission cabling installed by or for Tenant and Required Removables, together with all personal property and debris, and shall perform all work required under Section 7.3 of this Lease.  If Tenant shall fail to comply with the provisions of this Section 15.2, Landlord may effect the removal and/or make any repairs, and the cost to Landlord shall be additional rent payable by Tenant upon demand.

ARTICLE 16.  PAYMENTS AND NOTICES

All sums payable by Tenant to Landlord shall be paid, without deduction or offset, in lawful money of the United States to Landlord at its address set forth in Item 12 of the Basic Lease Provisions, or at any other place as Landlord may designate in writing.  Unless this Lease expressly provides otherwise, as for example in the payment of rent pursuant to Section 4.1, all payments shall be due and payable within 5 days after demand.  All payments requiring proration shall be prorated on the basis of the number of days in the pertinent calendar month or year, as applicable.  Any notice, election, demand, consent, approval or other communication to be given or other document to be delivered by either party to the other may be delivered to the other party, at the address set forth in Item 12 of the Basic Lease Provisions, by personal service, or by any courier or “overnight” express mailing service.  Either party may, by written notice to the other, served in the manner provided in this Article, designate a different address.  The refusal to accept delivery of a notice, or the inability to deliver the notice (whether due to a change of address for which notice was not duly given or other good reason), shall be deemed delivery and receipt of the notice as of the date of attempted delivery.  If more than one person or entity is named as Tenant under this Lease, service of any notice upon any one of them shall be deemed as service upon all of them.

ARTICLE 17.  RULES AND REGULATIONS

Tenant agrees to comply with the Rules and Regulations attached as Exhibit E, and any reasonable and nondiscriminatory amendments, modifications and/or additions as may be adopted and published by written notice to tenants by Landlord for the safety, care, security, good order, or cleanliness of the Premises, Building, Project and/or Common Areas.  Landlord shall not be liable to Tenant for any violation of the Rules and Regulations or the breach of any covenant or condition in any lease or any other act or conduct by any other tenant, and the same shall not constitute a constructive eviction hereunder.  One or more waivers by Landlord of any breach of the Rules and Regulations by Tenant or by any other tenant(s) shall not be a waiver of any subsequent breach of that rule or any other.  Tenant’s failure to keep and observe the Rules and Regulations after written notice of the same from Landlord shall constitute a default under this Lease.  In the case of any conflict between the Rules and Regulations and this Lease, this Lease shall be controlling. All Rules and Regulation shall be uniformly enforced on a non-discriminatory basis amongst all tenants at the Building or Project.

ARTICLE 18.  BROKER’S COMMISSION

The parties recognize as the broker(s) who negotiated this Lease the firm(s) whose name(s) is (are) stated in Item 10 of the Basic Lease Provisions, and agree that Landlord alone shall be responsible for the payment of brokerage commissions to those broker(s).  It is understood that Landlord’s Broker represents only Landlord in this transaction and Tenant’s Broker (if any) represents only Tenant.  Each party warrants that it has had no dealings with any other real estate broker or agent in connection with the negotiation of this Lease, and agrees to indemnify and hold the other party harmless from any cost, expense or liability (including reasonable attorneys’ fees) for any compensation, commissions or charges claimed by any other real estate broker or agent employed or claiming to represent or to have been employed by the indemnifying party in connection with the negotiation of this Lease.  The foregoing agreement shall survive the termination of this Lease.

Notwithstanding the foregoing, in the event Tenant recognizes Broker as its exclusive broker relating to the Right to Extend or Right of First Offer set forth in Sections 3 and 4, respectively, of Exhibit G, Landlord shall pay Broker a commission in accordance with a separate agreement between Landlord and Broker.

ARTICLE 19.  TRANSFER OF LANDLORD’S INTEREST

In the event of any transfer of Landlord’s interest in the Premises, the transferor shall be automatically relieved of all obligations on the part of Landlord accruing under this Lease from and after the date of the transfer, provided that Tenant is duly notified of the transfer.  Any funds held by the transferor in which Tenant has an interest, including without limitation, the Security Deposit, shall be turned over, subject to that interest, to the transferee.  It is intended that the covenants and obligations contained in this Lease on the part of Landlord shall, subject to the foregoing, be binding on Landlord, its successors and assigns, only during and in respect to their respective successive periods of ownership.

ARTICLE 20.  INTERPRETATION

20.1.   NUMBER.  Whenever the context of this Lease requires, the words “Landlord” and “Tenant” shall include the plural as well as the singular.

20.2.   HEADINGS.  The captions and headings of the articles and sections of this Lease are for convenience only, are not a part of this Lease and shall have no effect upon its construction or interpretation.

20.3.   JOINT AND SEVERAL LIABILITY.  If more than one person or entity is named as Tenant, the obligations imposed upon each shall be joint and several and the act of or notice from, or notice or refund to, or the signature of, any one or more of them shall be binding on all of them with respect to the tenancy of this Lease, including, but not limited to, any renewal, extension, termination or modification of this Lease.

20.4.   SUCCESSORS.  Subject to Sections 13.1 and 22.3 and to Articles 9 and 19 of this Lease, all rights and liabilities given to or imposed upon Landlord and Tenant shall extend to and bind their respective heirs, executors, administrators, successors and assigns.  Nothing contained in this Section 20.4 is intended, or shall be construed, to grant to any person other than Landlord and Tenant and their successors and assigns any rights or remedies under this Lease.

20.5.   TIME OF ESSENCE.  Time is of the essence with respect to the performance of every provision of this Lease in which time of performance is a factor.

20.6.   CONTROLLING LAW/VENUE.  This Lease shall be governed by and interpreted in accordance with the laws of the State of California.  Should any litigation be commenced between the parties in connection with this Lease, such action shall be prosecuted in the applicable State Court of California in the county in which the Building is located.

20.7.   SEVERABILITY.  If any term or provision of this Lease, the deletion of which would not adversely affect the receipt of any material benefit by either party or the deletion of which is consented to by the party adversely affected, shall be held invalid or unenforceable to any extent, the remainder of this Lease shall not be affected and each term and provision of this Lease shall be valid and enforceable to the fullest extent permitted by law.

20.8.   WAIVER.  One or more waivers by Landlord or Tenant of any breach of any term, covenant or condition contained in this Lease shall not be a waiver of any subsequent breach of the same or any other term, covenant or condition.  Consent to any act by one of the parties shall not be deemed to render unnecessary the obtaining of that party’s consent to any subsequent act.  No breach of this Lease shall be deemed to have been waived unless the waiver is in a writing signed by the waiving party.

20.9.   INABILITY TO PERFORM.  In the event that either party shall be delayed or hindered in or prevented from the performance of any work or in performing any act required under this Lease by reason of any cause beyond the reasonable control of that party, then the performance of the work or the doing of the act shall be excused for the period of the delay and the time for performance shall be extended for a period equivalent to the period of the delay.  The provisions of this Section 20.9 shall not operate to excuse Tenant from the prompt payment of Rent.

20.10.   ENTIRE AGREEMENT.  This Lease and its exhibits and other attachments cover in full each and every agreement of every kind between the parties concerning the Premises, the Building, and the Project, and all preliminary negotiations, oral agreements, understandings and/or practices, except those contained in this Lease, are superseded and of no further effect.  Each of Tenant and Landlord waives its rights to rely on any representations or promises made by the other Party or others which are not contained in this Lease.  No verbal agreement or implied covenant shall be held to modify the provisions of this Lease, any statute, law, or custom to the contrary notwithstanding.

20.11.   QUIET ENJOYMENT.  Upon the observance and performance of all the covenants, terms and conditions on Tenant’s part to be observed and performed, and subject to the other provisions of this Lease, Tenant shall have the right of quiet enjoyment and use of the Premises for the Term without hindrance or interruption by Landlord or any other person claiming by or through Landlord, including, without limitation, a Mortgagee or other successor-in-interest to Landlord’s interest herein.

20.12.   SURVIVAL.  All covenants of Landlord or Tenant which reasonably would be intended to survive the expiration or sooner termination of this Lease, including without limitation any warranty or indemnity hereunder, shall so survive and continue to be binding upon and inure to the benefit of the respective parties and their successors and assigns.

ARTICLE 21.  EXECUTION AND RECORDING

21.1.   COUNTERPARTS.  This Lease may be executed in one or more counterparts, each of which shall constitute an original and all of which shall be one and the same agreement.

21.2.   CORPORATE AND PARTNERSHIP AUTHORITY.  If Tenant is a corporation, limited liability company or partnership, each individual executing this Lease on behalf of the entity represents and warrants that he is duly authorized to execute and deliver this Lease and that this Lease is binding upon the corporation, limited liability company or partnership in accordance with its terms.  Tenant shall, at Landlord’s request, deliver an appropriate certificate authorizing or evidencing the execution of this Lease.

21.3.   EXECUTION OF LEASE; NO OPTION OR OFFER.  The submission of this Lease to Tenant shall be for examination purposes only, and shall not constitute an offer to or option for Tenant to lease the Premises.  Execution of this Lease by Tenant and its return to Landlord shall not be binding upon Landlord, notwithstanding any time interval, until Landlord has in fact executed and delivered this Lease to Tenant, it being intended that this Lease shall only become effective upon execution by Landlord and delivery of a fully executed counterpart to Tenant.

21.4.   RECORDING.  Tenant shall not record this Lease without the prior written consent of Landlord.  Tenant, upon the request of Landlord, shall execute and acknowledge a “short form” memorandum of this Lease for recording purposes.

21.5.   AMENDMENTS.  No amendment or mutual termination of this Lease shall be effective unless in writing signed by authorized signatories of Tenant and Landlord, or by their respective successors in interest.  No actions, policies, oral or informal arrangements, business dealings or other course of conduct by or between the parties shall be deemed to modify this Lease in any respect.

ARTICLE 22.  MISCELLANEOUS

22.1.   NONDISCLOSURE OF LEASE TERMS.  Tenant acknowledges that the content of this Lease and any related documents are confidential information.  Except to the extent disclosure is required by law, Tenant shall keep such confidential information strictly confidential and shall not disclose such confidential information to any person or entity other than Tenant’s financial, legal and space-planning consultants, provided, however, that Tenant may disclose the terms to prospective subtenants or assignees under this Lease or pursuant to legal requirement.

22.2.   TENANT’S FINANCIAL STATEMENTS.  The application, financial statements and tax returns, if any, submitted and certified to by Tenant as an accurate representation of its financial condition have been prepared, certified and submitted to Landlord as an inducement and consideration to Landlord to enter into this Lease.  Tenant shall during the Term (but no more than once per calendar year and only if Tenant is in monetary Default) furnish Landlord with current annual financial statements accurately reflecting Tenant’s financial condition upon written request from Landlord within 10 business days following Landlord’s request; provided, however, that Landlord agrees to accept in satisfaction of this paragraph the financial statements of Tenant’s parent, Clean Energy Fuels Corp., for so long as Tenant is consolidated with Clean Energy Fuels Corp. for financial statement purposes.

22.3.   MORTGAGEE PROTECTION.  No act or failure to act on the part of Landlord which would otherwise entitle Tenant to be relieved of its obligations hereunder or to terminate this Lease shall result in such a release or termination unless (a) Tenant has given notice by registered or certified mail to any Mortgagee of a Mortgage covering the Building whose address has been furnished to Tenant and (b) such Mortgagee is afforded a reasonable opportunity to cure the default by Landlord in accordance with the timeframes set forth in the Lease, including, if necessary to effect the cure, time to obtain possession of the Building by power of sale or judicial foreclosure provided that such foreclosure remedy is diligently pursued.  Tenant shall comply with any written directions by any Mortgagee to pay Rent due hereunder directly to such Mortgagee without determining whether a default exists under such Mortgagee’s Mortgage.

22.4.   SDN LIST.  Tenant hereby represents and warrants that neither Tenant nor any officer, or director of Tenant (collectively, “Tenant Parties”) is listed as a Specially Designated National and Blocked Person (“SDN”) on the list of such persons and entities issued by the U.S. Treasury Office of Foreign Assets Control (“OFAC”).  In the event Tenant or any Tenant Party is or becomes listed as an SDN, Tenant shall be deemed in breach of this Lease and Landlord shall have the right to terminate this Lease immediately upon written notice to Tenant.

LANDLORD:		TENANT:

THE IRVINE COMPANY LLC		CLEAN ENERGY
a Delaware limited liability company		a California corporation

By	/s/ Douglas G. Holte	By	/s/ Andrew J. Littlefair
	Douglas G. Holte	Printed Name	Andrew J. Littlefair
	President	Title	President & CEO
Office Properties

By	/s/ Steven M. Case
	Steven M. Case	By	/s/ Mitchell W. Pratt
	Executive Vice President	Printed Name	Mitchell W. Pratt
	Office Properties	Title	COO & Corporate Secretary

EXHIBIT A

DESCRIPTION OF PREMISES

4675 MacArthur Court

3rd Floor

1

4675 MacArthur Court

8th Floor

2

4675 MacArthur Court

12th Floor

3

4695 MacArthur Court

7th Floor

4

EXHIBIT B

OPERATING EXPENSES AND TAXES

(Base Year)

(a)           Tenant shall pay Landlord, as additional rent, for Tenant’s Share of the amount, if any, by which “Project Costs” (defined below) for each Expense Recovery Period during the Term exceed Project Costs for the Project Cost Base and the amount, if any, by which “Property Taxes” (defined below) for each Expense Recovery Period during the Term exceed Property Taxes for the Property Tax Base.  Property Taxes and Project Costs are mutually exclusive and may be billed separately or in combination as determined by Landlord.  “Tenant’s Share” shall mean that portion of any Operating Expenses determined by multiplying the cost of such item by a fraction, the numerator of which is the Floor Area and the denominator of which is the total rentable square footage, as determined from time to time by Landlord, of (i) the Floor Area of the Building as defined in Item 8 of the Basic Lease Provisions, for expenses determined by Landlord to benefit or relate substantially to the Building rather than the entire Project, or (ii) all or some of the buildings in the Project, for expenses determined by Landlord to benefit or relate substantially to all or some of the buildings in the Project rather than any specific building. Tenant acknowledges Landlord’s rights to make changes or additions to the Building and/or Project from time to time pursuant to Section 6.4 of the Lease, in which event the total rentable square footage within the Building and/or Project may be adjusted with written notice to Tenant.  For convenience of reference, Property Taxes and Project Costs may sometimes be collectively referred to as “Operating Expenses.” Notwithstanding the foregoing, Tenant shall not be obligated to pay Tenant’s Share of Operating Expense excess for the 12 month period commencing as of the Commencement Date.

(b)           Commencing prior to the start of the first full “Expense Recovery Period” of the Lease (as defined in Item 7 of the Basic Lease Provisions) following the Base Year, and prior to the start of each full or partial Expense Recovery Period thereafter, Landlord shall give Tenant a written estimate of the amount of Tenant’s Share of Project Costs and Property Taxes for the Expense Recovery Period or portion thereof.  Tenant shall pay the estimated amounts to Landlord in equal monthly installments, in advance, with Basic Rent.  Landlord may from time to time change the Expense Recovery Period to reflect a calendar year or a new fiscal year of Landlord, as applicable, in which event Tenant’s share of Operating Expenses shall be equitably prorated for any partial year. From time to time during an Expense Recovery Period, Landlord may revise the estimate based on increases in any of the Operating Expenses.

(c)           Within 120 days after the end of each Expense Recovery Period, Landlord shall furnish to Tenant a statement setting forth the actual or prorated Property Taxes and Project Costs attributable to that period, and the parties shall within 30 days thereafter make any payment or allowance necessary to adjust Tenant’s estimated payments, if any, to Tenant’s actual Tenant’s Share as shown by the annual statement.  If actual Property Taxes or Project Costs allocable to Tenant during any Expense Recovery Period are less than the Property Tax Base or the Project Cost Base, respectively, Landlord shall not be required to pay that differential to Tenant, although Landlord shall refund within 30 days any applicable estimated payments collected from Tenant.  Should Tenant fail to object in writing to Landlord’s determination of actual Operating Expenses within 180 days following delivery of Landlord’s expense statement, Landlord’s determination of actual Operating Expenses for the applicable Expense Recovery Period shall be conclusive and binding on Tenant.

(d)           Even though the Lease has terminated and the Tenant has vacated the Premises, when the final determination is made of Tenant’s share of Property Taxes and Project Costs for the Expense Recovery Period in which the Lease terminates, Tenant shall within 30 days notice pay the entire increase due over the estimated expenses paid; conversely, any overpayment made in the event expenses decrease shall be rebated by Landlord to Tenant within 30 days.

(e)           The term “Project Costs” shall include all charges and expenses pertaining to the operation, management, maintenance and repair of the Building and the Project, together with all appurtenant Common Areas (as defined in Section 6.2), and shall include the following charges by way of illustration but not limitation:  water and sewer charges; insurance premiums and deductibles and/or reasonable premium equivalents and deductible equivalents should Landlord elect to self-insure any risk that Landlord is authorized to insure hereunder; license, permit, and inspection fees; heat; light; power; janitorial services; the cost of equipping, staffing and operating an on-site and/or off-site management office for the Building and Project; all labor and labor-related costs for personnel applicable to the Building and Project, including both Landlord’s personnel and outside personnel; a commercially reasonable Landlord overhead/management fee; reasonable fees for consulting services; access control/security costs, inclusive of the reasonable cost of improvements made to enhance access control systems and procedures; repairs; air conditioning; supplies; materials; equipment; tools; tenant services; programs instituted to comply with transportation management requirements; any expense incurred pursuant to Sections 6.1, 6.2, 7.2, and 10.2 and Exhibits C and F below; costs incurred (capital or otherwise) on a regular recurring basis every 3 or more years for normal maintenance projects (e.g., parking lot slurry coat or replacement of lobby, corridor and elevator cab carpets and coverings); and the amortized cost of capital improvements (as distinguished from replacement parts or components installed in the ordinary course of business) which are intended to reduce other operating costs or increases thereof, or upgrade Building and/or Project security, or which are required to bring the Building and/or Project into compliance with applicable laws and building codes enacted after the Commencement Date.  Landlord shall amortize the cost of capital improvements on a straight-line basis over the lesser of the Payback Period (as defined

5

below) or the useful life of the capital improvement as reasonably determined by Landlord.  Any amortized Project Costs item may include, at Landlord’s option, an actual or imputed interest rate that Landlord would reasonably be required to pay to finance the cost of the item, applied on the unamortized balance.  “Payback Period” shall mean the reasonably estimated period of time that it takes for the cost savings, if any, resulting from a capital improvement item to equal the total cost of the capital improvement.  It is understood that Project Costs shall include competitive charges for direct services provided by any subsidiary or division of Landlord.  If any Project Costs are applicable to one or more buildings or properties in addition to the Building, then that cost shall be equitably prorated and apportioned among the Building and such other buildings or properties.  The term “Property Taxes” as used herein shall include the following:  (i) all real estate taxes or personal property taxes, as such property taxes may be increased from time to time due to a reassessment or otherwise; and (ii) other taxes, charges and assessments which are levied with respect to this Lease or to the Building and/or the Project, and any improvements, fixtures and equipment and other property of Landlord located in the Building and/or the Project, except that general net income and franchise taxes imposed against Landlord shall be excluded; and (iii) any tax, surcharge or assessment which shall be levied in addition to or in lieu of real estate or personal property taxes; and (iv) costs and expenses incurred in contesting the amount or validity of any Property Tax by appropriate proceedings.  A copy of Landlord’s unaudited statement of expenses shall be made available to Tenant upon request.  The Project Costs, inclusive of those for the Base Year, shall be extrapolated by Landlord to reflect at least 95% occupancy of the rentable area of the Building.

Notwithstanding anything to the contrary contained herein, if there is an increase in Property Taxes as a result of any change in ownership of the Building during the initial 48 month Lease Term, then for the remainder of such 48 month period, Tenant’s share of Property Taxes shall in no event exceed the maximum that might otherwise have been allocated to Tenant pursuant to the then-current provisions of Proposition 13 (as codified in the California Revenue and Taxation Code) based on the assumptions that (A) the change of ownership had not occurred and (B) the maximum assessment permissible had been imposed by the taxing authority.

(f)        Notwithstanding the foregoing, Operating Expenses shall exclude the following:

(1)       Any ground lease rental;

(2)       Costs incurred by Landlord with respect to goods and services (including utilities sold and supplied to tenants and occupants of the Building) to the extent that Landlord is reimbursed for such costs other than through the Operating Expense pass-through provisions of such tenants’ lease;

(3)       Costs incurred by Landlord for repairs, replacements and/or restoration to or of the Building to the extent that Landlord is reimbursed by insurance or condemnation proceeds or by tenants (other than through Operating Expense pass-throughs), warrantors or other third persons;

(4)       Costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements made for other tenants in the Building or incurred in renovating or otherwise improving, decorating, painting or redecorating vacant space for tenants or other occupants of the Building;

(5)       Costs arising from Landlord’s charitable or political contributions;

(6)       Attorneys’ fees and other costs and expenses incurred in connection with negotiations or disputes with present or prospective tenants or other occupants of the Building, except those attorneys’ fees and other costs and expenses incurred in connection with negotiations, disputes or claims relating to items of Operating Expenses, enforcement of rules and regulations of the Building and such other matters relating to the maintenance of standards required of Landlord under this Lease;

(7)       Capital expenditures as determined in accordance with generally accepted accounting principles, consistently applied, and as generally practiced in the real estate industry (“GAAP”), except as otherwise provided above;

(8)       Brokers commissions, finders’ fees, attorneys’ fees, entertainment and travel expenses and other costs incurred by Landlord in leasing or attempting to lease space in the Building;

(9)       Expenses in connection with services or other benefits which are not offered to Tenant or for which Tenant is charged for directly but which are provided to another tenant or occupant of the Building;

(10)     Costs incurred by Landlord due to the violation by Landlord of any law, code, regulation, or ordinance and penalties for late payment of any Project Costs by Landlord, including, without limitation, with respect to Property Taxes, equipment leases, etc;

(11)     Overhead and profit increments paid to subsidiaries or affiliates of Landlord for services provided to the Building to the extent the same exceeds the costs that would generally be charged for such services if rendered on a competitive basis (based upon a standard of similar office buildings in the general market area of the Premises) by unaffiliated third parties capable of providing such service;

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(12)     Interest on debt or amortization on any mortgage or mortgages encumbering the Building;

(13)     Landlord’s general corporate overhead, except as it relates to the specific management, operation, repair, replacement and maintenance of the Building or Project;

(14)     Costs of installing the initial landscaping and the initial sculpture, paintings and objects of art for the Building and Project;

(15)     Advertising expenditures;

(16)     Any bad debt loss, rent loss, or reserves for bad debts or rent loss;

(17)     Costs associated with the operation of the business of the partnership or entity which constitutes the Landlord, as the same are distinguished from the costs of the operation, management, repair, replacement and maintenance of the Project, including partnership accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Tenant may be in issue), costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord’s interest in the Project, and costs incurred in connection with any disputes between Landlord and its employees, between Landlord and Project management, or between Landlord and other tenants or occupants;

(18)     The wages and benefits of any employee who does not devote substantially all of his or her employed time to the Project unless such wages and benefits are prorated to reflect time spent on operating and managing the Project vis-à-vis time spent on matters unrelated to operating and managing the Project; provided that in no event shall Project Costs include wages and/or benefits attributable to personnel above the level of portfolio property manager or chief engineer;

(19)     Costs incurred by Landlord for improvements or replacements (including structural additions), repairs, equipment and tools which are of a “capital” nature and/or which are considered “capital” improvements or replacements under GAAP, except to the extent included in Project Costs pursuant to the definition above or by other express terms of this Lease; and

(20)     Legal fees and costs, settlements, judgments or awards paid or incurred because of disputes between Landlord and other tenants or prospective occupants or prospective tenants/occupants or providers of goods and services to the Project.

(g)       Provided Tenant is not then in Default hereunder, Tenant shall have the right to cause a certified public accountant, engaged on a non-contingency fee basis, to audit Operating Expenses by inspecting Landlord’s general ledger of expenses not more than once during any Expense Recovery Period. However, to the extent that insurance premiums or any other component of Operating Expenses is determined by Landlord on the basis of an internal allocation of costs utilizing information Landlord in good faith deems proprietary, such expense component shall not be subject to audit so long as it does not exceed the amount per square foot typically imposed by landlords of other first class office projects in Orange County, California.  Tenant shall give notice to Landlord of Tenant’s intent to audit within sixty (60) days after Tenant’s receipt of Landlord’s expense statement which sets forth Landlord’s actual Operating Expenses.  Such audit shall be conducted at a mutually agreeable time during normal business hours at the office of Landlord or its management agent where such accounts are maintained. If Tenant’s audit determines that actual Operating Expenses have been overstated by more than five percent (5%), then subject to Landlord’s right to review and/or contest the audit results, Landlord shall reimburse Tenant for the reasonable out-of-pocket costs of such audit.  Tenant’s rent shall be appropriately adjusted to reflect any overstatement in Operating Expenses. In addition, if any component of Operating Expenses is determined to be either inappropriate or excessive during an Expense Recovery Period, and if the Project Cost Base or Property Tax Base also included such component, then the appropriate Base shall concurrently be adjusted if and to the extent appropriate. All of the information obtained by Tenant and/or its auditor in connection with such audit, as well as any compromise, settlement, or adjustment reached between Landlord and Tenant as a result thereof, shall be held in strict confidence and, except as may be required pursuant to litigation, shall not be disclosed to any third party, directly or indirectly, by Tenant or its auditor or any of their officers, agents or employees.  Landlord may require Tenant’s auditor to execute a separate confidentiality agreement affirming the foregoing as a condition precedent to any audit.  In the event of a violation of this confidentiality covenant in connection with any audit, then in addition to any other legal or equitable remedy available to Landlord, Tenant shall forfeit its right to any reconciliation or cost reimbursement payment from Landlord due to said audit (and any such payment theretofore made by Landlord shall be promptly returned by Tenant), and Tenant shall have no further audit rights under this Lease.  Notwithstanding the foregoing, Tenant shall have no right of audit with respect to any Expense Recovery Period unless the total Operating Expenses per square foot for such Expense Recovery Period, as set forth in Landlord’s annual expense reconciliation, exceed the total Operating Expenses per square foot during the Base Year, as increased by the percentage change in the United States Department of Labor, Bureau of Labor Statistics, Consumer Price Index for all Urban Consumers, Los Angeles - Riverside - Orange County Area Average, all items (1982-84 = 100) (the “Index”), which change in the Index shall be measured by comparing the Index published for January of the Base Year with the Index published for January of the applicable Expense Recovery Period.

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EXHIBIT C

UTILITIES AND SERVICES

The following standards for utilities and services shall be in effect at the Building.  Landlord reserves the right to adopt nondiscriminatory modifications and additions to these standards that are consistent with other Class A buildings in the vicinity, as long as said modifications do not (i) add additional costs to Tenant’s occupancy, or (ii) create an undue burden on Tenant’s occupancy of the Building.  In the case of any conflict between these standards and the Lease, the Lease shall be controlling.  Subject to all of the provisions of the Lease, the following shall apply:

1.         Landlord shall make available to the Premises during the hours of 8:00 a.m. to 6:00 p.m., Monday through Friday, and upon request, from 9:00 a.m. to 1:00 p.m. on Saturdays (“Building Hours”), generally recognized national holidays excepted, reasonable HVAC services.  Subject to the provisions set forth below, Landlord shall also furnish the Building with elevator service (if applicable), reasonable amounts of electric current for normal lighting for the Project and for the operation of office equipment consistent in type and quantity with that utilized by typical office tenants of the Building and Project, and water for lavatory purposes.  Tenant will not, without the prior written consent of Landlord, connect any apparatus, machine or device with water pipes or electric current (except through existing electrical outlets in the Premises) for the purpose of using electric current or water that has an adverse affect on the Building System.

2.         Upon written request from Tenant delivered to Landlord at least 24 hours prior to the period for which service is requested, but during normal business hours, Landlord will provide any of the foregoing building services to Tenant at such times when such services are not otherwise available.  Tenant agrees to pay Landlord for those after-hour services at rates that Landlord may establish from time to time. During the initial Term of this Lease, Landlord’s charge for after hours HVAC is $75.00 per hour, per floor, which shall be fixed and not subject to increase of any kind during the initial Lease Term. If Tenant requires electric current in excess of that which Landlord is obligated to furnish under this Exhibit C, Tenant shall first obtain the consent of Landlord, and Landlord may cause an electric current meter to be installed in the Premises to measure the amount of electric current consumed.  The cost of installation, maintenance and repair of the meter shall be paid for by Tenant, and Tenant shall reimburse Landlord promptly upon demand for all electric current consumed for any special power use as shown by the meter.

3.         Landlord shall furnish water for drinking, personal hygiene and lavatory purposes only.

4.         In the event that any utility service to the Premises is separately metered or billed to Tenant, Tenant shall pay all charges for that utility service to the Premises and the cost of furnishing the utility to tenant suites shall be excluded from the Operating Expenses as to which reimbursement from Tenant is required in the Lease.

5.         Landlord shall provide janitorial services 5 days per week, equivalent to that furnished in comparable buildings, and window washing as reasonably required; provided, however, that Tenant shall pay for any additional or unusual janitorial services.

6.         Tenant shall have access to the Building 24 hours per day, 7 days per week, 52 weeks per year; provided that Landlord may install access control systems as it deems advisable for the Building.  Landlord may impose a reasonable charge for initial and replacement of damaged or lost access control cards and/or keys issued to Tenant.

7.         The costs of operating, maintaining and repairing any supplemental air conditioning unit serving only the Premises shall be borne solely by Tenant.  Such installation shall be subject to Landlord’s prior written approval, at Tenant’s sole expense and shall include installation of a separate meter for the operation of the unit.  Landlord may require Tenant to remove at Lease expiration any such unit installed by or for Tenant and to repair any resulting damage to the Premises or Building.

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EXHIBIT D

TENANT’S INSURANCE

The following requirements for Tenant’s insurance shall be in effect during the Term, and Tenant shall also cause any subtenant to comply with the requirements.  Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions to these requirements.

1.         Tenant shall maintain, at its sole cost and expense, during the entire Term:  (i) commercial general liability insurance with respect to the Premises and the operations of Tenant in, on or about the Premises, including but not limited to coverage for personal injury, contractual liability, independent contractors, broad form property damage, fire legal liability, products liability (if a product is manufactured within or sold from the Premises), and liquor law liability (if alcoholic beverages are sold, served or consumed within the Premises), which policy(ies) shall be written on an “occurrence” basis and for not less than $2,000,000 combined single limit per occurrence for bodily injury, death, and property damage liability; (ii) workers’ compensation insurance coverage as required by law, together with employers’ liability insurance coverage of at least $1,000,000 each accident and each disease; (iii) with respect to Alterations constructed by Tenant under this Lease, builder’s risk insurance, in an amount equal to the replacement cost of the work; and (iv) insurance against fire, vandalism, malicious mischief and such other additional perils as may be included in a standard “special form” policy, insuring all Alterations, trade fixtures, furnishings, equipment and items of personal property in the Premises, in an amount equal to not less than 90% of their replacement cost (with replacement cost endorsement), which policy shall also include business interruption coverage in an amount sufficient to cover 1 year of loss.  In no event shall the limits of any policy be considered as limiting the liability of Tenant under this Lease.

2.         All policies of insurance required to be carried by Tenant pursuant to this Exhibit D shall be written by insurance companies authorized to do business in the State of California and with a general policyholder rating of not less than “A-” and financial rating of not less than “VIII” in the most current Best’s Insurance Report.  Tenant shall be responsible for payment of any deductible or retained limit with waiver of subrogation in favor of Landlord.  Any insurance required of Tenant may be furnished by Tenant under any blanket policy carried by it or under a separate policy.  A certificate of insurance, certifying that the policy has been issued, provides the coverage required by this Exhibit and contains the required provisions, together with endorsements acceptable to Landlord evidencing the waiver of subrogation and additional insured provisions required below, shall be delivered to Landlord prior to the date Tenant is given the right of possession of the Premises.  Proper evidence of the renewal of any insurance coverage shall also be delivered to Landlord not less than thirty (30) days prior to the expiration of the coverage.  In the event of a loss covered by any policy under which Landlord is an additional insured, Landlord shall be entitled to review a copy of such policy.

3.         Tenant’s commercial general liability insurance shall contain a provision that the policy shall be primary to and noncontributory with any policies carried by Landlord, together with a provision including Landlord as additional insured.  Tenant’s policies described in Subsections 1 (ii), (iii) and (iv) above shall each contain a waiver by the insurer of any right to subrogation against Landlord, its employees and representatives.  Tenant also waives its right of recovery for any deductible or retained limit under same policies enumerated above.  All of Tenant’s policies shall contain a provision that the insurer will not cancel the coverage provided by the policy without first giving Landlord 30 days prior written notice.

NOTICE TO TENANT:  IN ACCORDANCE WITH THE TERMS OF THIS LEASE, TENANT MUST PROVIDE EVIDENCE OF THE REQUIRED INSURANCE TO LANDLORD’S MANAGEMENT AGENT PRIOR TO BEING AFFORDED ACCESS TO THE PREMISES.

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EXHIBIT E

RULES AND REGULATIONS

The following Rules and Regulations shall be in effect at the Building.  Landlord reserves the right to adopt reasonable nondiscriminatory modifications and additions at any time.  In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.         The sidewalks, halls, passages, elevators, stairways, and other common areas shall not be obstructed by Tenant or used by it for storage, for depositing items, or for any purpose other than for ingress to and egress from the Premises.  Should Tenant have access to any balcony or patio area, Tenant shall not place any furniture other personal property in such area without the prior written approval of Landlord.

2.         Neither Tenant nor any employee or contractor of Tenant shall go upon the roof of the Building without the prior written consent of Landlord.

3.         Tenant shall, at its expense, be required to utilize Horizon, subject to fair market pricing, the third party contractor designated by Landlord for the Building, to provide any telephone wiring services from the minimum point of entry of the telephone cable in the Building to the Premises. Tenant shall be permitted to use any reputable vendor of its choice to install telephone and data cabling within the Premises.

4.         No antenna or satellite dish shall be installed by Tenant without the prior written agreement of Landlord.

5.         The sashes, sash doors, windows, glass lights, solar film and/or screen, and any lights or skylights that reflect or admit light into the halls or other places of the Building shall not be covered or obstructed.  If Landlord, by a notice in writing to Tenant, shall object to any curtain, blind, tinting, shade or screen attached to, or hung in, or used in connection with, any window or door of the Premises, the use of that curtain, blind, tinting, shade or screen shall be immediately discontinued and removed by Tenant.  No awnings shall be permitted on any part of the Premises.

6.         The installation and location of any unusually heavy equipment in the Premises, including without limitation file storage units, safes and electronic data processing equipment, shall require the prior written approval of Landlord.  The moving of large or heavy objects shall occur only between those hours as may be designated by, and only upon previous notice to, Landlord.  No freight, furniture or bulky matter of any description shall be received into or moved out of the lobby of the Building or carried in any elevator other than the freight elevator (if available) designated by Landlord unless approved in writing by Landlord.

7.         Any pipes or tubing used by Tenant to transmit water to an appliance or device in the Premises must be made of copper or stainless steel, and in no event shall plastic tubing be used for that purpose.

8.         Tenant shall not place any lock(s) on any door in the Premises or Building without Landlord’s prior written consent, which consent shall not be unreasonably withheld.  Upon the termination of its tenancy, Tenant shall deliver to Landlord all the keys to offices, rooms and toilet rooms and all access cards which shall have been furnished to Tenant or which Tenant shall have had made.

9.         Tenant shall not install equipment requiring electrical or air conditioning service in excess of that to be provided by Landlord under the Lease without prior written approval from Landlord.

10.      Tenant shall not use space heaters within the Premises.

11.      Tenant shall not do or permit anything to be done in the Premises, or bring or keep anything in the Premises, which shall in any way increase the insurance on the Building, or on the property kept in the Building, or interfere with the rights of other tenants, or conflict with any government rule or regulation.

12.      Tenant shall not use or keep any foul or noxious gas or substance in the Premises.

13.      Tenant shall not permit the Premises to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Building by reason of noise, odors and/or vibrations, or interfere in any way with other tenants or those having business with other tenants.

14.      Tenant shall not permit any animals (excluding Service Animals) or birds be kept by Tenant in or about the Building.

15.      Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time.

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16.      Smoking anywhere within the Premises or Building is strictly prohibited, and Landlord may enforce such prohibition pursuant to Landlord’s leasehold remedies.  Smoking is permitted outside the Building and within the project only in areas designated by Landlord.

17.      Tenant shall not install an aquarium of any size in the Premises unless otherwise approved by Landlord.

18.      Tenant shall not utilize any name selected by Landlord from time to time for the Building and/or the Project as any part of Tenant’s corporate or trade name.  Landlord shall have the right to change the name, number or designation of the Building or Project without liability to Tenant. Tenant shall not use any picture of the Building in its advertising, stationery or in any other manner without Landlord’s prior consent, which shall not unreasonable withheld or delayed.

19.      Tenant shall, upon request by Landlord, supply Landlord with the names and telephone numbers of personnel designated by Tenant to be contacted on an after-hours basis should circumstances warrant.

20.      Landlord may from time to time grant tenants individual and temporary variances from these Rules, provided that any variance does not have a material adverse effect on the use and enjoyment of the Premises by Tenant.

21.      Fitness Center Rules.  Tenant shall cause its employees (whether members or prospective members of the Fitness Center) to comply with the following Fitness Center rules and regulations (subject to change from time to time as Landlord may solely determine):

(a)                                 Membership in the Fitness Center is open to the tenants of Landlord or its affiliates only.  No guests will be permitted to use the Fitness Center without the prior written approval of Landlord or Landlord’s representative.

(b)                                 Fitness Center users are not allowed to be in the Fitness Center other than the hours designated by Landlord from time to time.  Landlord shall have the right to alter the hours of use of the Fitness Center, at Landlord’s sole discretion.

(c)                                  All Fitness Center users must execute Landlord’s Waiver of Liability prior to use of the Fitness Center and agree to all terms and conditions outlined therein.

(d)                                 Individual membership and guest keycards to the Fitness Center shall not be shared and shall only be used by the individual to whom such keycard was issued.  Failure to abide by this rule may result in immediate termination of such Fitness Center user’s right to use the Fitness Center.

(e)                                  All Fitness Center users and approved guests must have a pre-authorized keycard to enter the Fitness Center.  A pre-authorized keycard shall not be issued to a prospective Fitness Center user until receipt by Landlord of Landlord’s initial fee, if any, for use of the Fitness Center by such Fitness Center user(s).

(f)                                   Use of the Fitness Center is a privilege and not a right.  Failure to follow gym rules or to act inappropriately while using the facilities shall result in termination of Tenant’s Fitness Center privileges.

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EXHIBIT F

PARKING

The following parking regulations shall be in effect at the Building In the case of any conflict between these regulations and the Lease, the Lease shall be controlling.

1.         Landlord agrees to maintain, or cause to be maintained, an automobile parking area (“Parking Area”) in reasonable proximity to the Building for the benefit and use of the visitors and patrons and, except as otherwise provided, employees of Tenant, and other tenants and occupants of the Building.  Landlord shall have the right to determine the nature and extent of the automobile Parking Area, and of making such changes to the Parking Area from time to time which in its opinion are desirable, provided Tenant’s parking rights are not materially or negatively impacted.  Landlord shall not be liable for any damage to motor vehicles of visitors or employees, for any loss of property from within those motor vehicles, or for any injury to Tenant, its visitors or employees, except caused by the negligence or willful misconduct of Landlord, acts or omissions of Landlord, its agents, contractors or employees, lenders, affiliates, or any other third party under the control and/or direction of Landlord.  Landlord shall also have the right to establish, and from time to time amend, and to enforce against all users of the Parking Area all reasonable rules and regulations (including the designation of areas for employee parking) as Landlord may deem necessary and advisable for the proper and efficient operation and maintenance of the Parking Area.

2.         Landlord may, if it deems advisable in its sole discretion, charge for parking and may establish for the Parking Area a system or systems of permit parking for Tenant, its employees and its visitors.  In no event shall Tenant or its employees park in reserved stalls leased to other tenants or in stalls within designated visitor parking zones, nor shall Tenant or its employees utilize more than the number of Parking Passes (defined below) allotted in this Lease to Tenant.   Tenant shall, upon request of Landlord from time to time, but not more than once per calendar year, furnish Landlord with a list of its employees’ names and of Tenant’s and its employees’ vehicle license numbers.  Parking access devices, if applicable, shall not be transferable.  Landlord may impose a reasonable fee for access devices and a replacement charge for devices which are lost or stolen.  Each access device shall be returned to Landlord promptly following the Expiration Date or sooner termination of this Lease.

3.         Washing, waxing, cleaning or servicing of vehicles, or the parking of any vehicle on an overnight basis, in the Parking Area (other than emergency services) by any parker or his or her agents or employees is prohibited unless otherwise authorized by Landlord.

4.         It is understood that the employees of Tenant and the other tenants of Landlord within the Building and Project shall not be permitted to park their automobiles in the portions of the Parking Area which may from time to time be designated for patrons of the Building and/or Project.  Tenant shall be entitled to purchase from Landlord for the initial Term of this Lease, up to the total number of parking passes set forth in Item 11 of the Basic Lease Provisions (the “Parking Passes”) at the rate of $50.00 per unreserved parking pass per month during months 7 — 60, and $60.00 per unreserved parking pass per month for months 61 — 96 and $125.00 per reserved parking pass per month during months 7 — 60 and $150.00 per reserved parking pass per month during months 61 — 96 of the initial Term.  All parking charges shall be waived during months 1 — 6 of the initial Lease Term.  After the initial Term, the charge for parking shall be in monthly amounts as Landlord shall from time to time determine.  Should any monthly parking charge not be paid within 5 days following written notice from Landlord to Tenant that parking charges due from Tenant have not yet been received by Landlord, then a late charge shall be payable by Tenant equal to the lesser of (i) 5% of the delinquent installment or (ii) $100.00, which late charge shall be separate and in addition to any late charge that may be assessed pursuant to Section 14.3 of the Lease for other than delinquent monthly parking charges.

5.         Landlord shall be entitled to pass on to Tenant its proportionate share of any charges or parking surcharge or transportation management costs levied by any governmental agency and Tenant shall cooperate in any voluntary or mandated transportation management programs, provided, however, in such event Tenant may reduce the number of Parking Passes Tenant purchased hereunder.

6.         Tenant shall not assign or sublet any of the Parking Passes, either voluntarily or by operation of law, without the prior written consent of Landlord, except in connection with an authorized assignment of this Lease or subletting of the Premises.

7.   In addition, Tenant shall be provided with 3 reserved parking spaces in the non-covered parking lot adjacent to the Building as shown on the attached Exhibit F-1 and Tenant shall pay $125.00 per month for each parking space through the initial Lease Term.

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Clean Energy

Location of Parking

Exhibit F-1

EXHIBIT G

ADDITIONAL PROVISIONS

1.   MONUMENT SIGNAGE.  Tenant shall have the right to install non-exclusive signage as follows: (i) one slot of the monument sign on the corner of Campus and MacArthur Boulevard, (ii) one slot on the monument sign on the corner of Birch and MacArthur Boulevard, (iii) one slot on the monument sign at the entrance of the Project off Campus Drive, (iv) one slot on the monument sign at the entrance of the Project off Birch Street, (v) one slot on the cube sign in front of 4675 MacArthur Court and (vi) one slot on the monument sign in front of 4695 MacArthur Court, which signage shall consist only of the name “Clean Energy” and as shown on Exhibit G-1.  The type, location and design of such signage shall be subject to the prior written approval of Landlord and the City of Newport Beach, and shall be consistent with Landlord’s signage criteria for the Project.  Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the monument signage.  Should Tenant fail to have the monument signage installed within 1 year from the Commencement Date, then Tenant’s right to install same thereafter shall be deemed null and void.  Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without prior consent of Landlord.  Tenant’s signage right shall belong solely to the original Tenant of this Lease and may not be transferred or assigned (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(e) hereof) without Landlord’s prior written consent, which may be withheld by Landlord in Landlord’s sole discretion.  In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire Premises, then Tenant shall, within thirty (30) days following notice from Landlord, remove the monument signage at Tenant’s expense.  Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease.  Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the monument that are reasonably necessary due to the removal.

2.   EXTERIOR SIGNAGE.  Tenant shall have the right to install a building top exterior sign in the event Merrill Lynch elects to terminate its lease and move out of the 4695 MacArthur building (the “Exterior Signage”), which signage shall consist only of the name “Clean Energy.”  The type and design of such signage shall be subject to the prior written approval of Landlord and the City of Newport Beach, and shall be consistent with Landlord’s signage criteria for the Project.  Fabrication, installation, insurance, and maintenance of such signage shall be at Tenant’s sole cost and expense. Tenant understands and agrees that it shall use Landlord’s designated contractor for installing the Exterior Signage.  Should Tenant fail to have the Exterior Signage installed within 12 months of the date Landlord grants such right to Tenant, then Tenant’s right to install same thereafter shall be deemed null and void.  Except for the foregoing, no sign, advertisement or notice visible from the exterior of the Premises shall be inscribed, painted or affixed by Tenant on any part of the Premises without the prior consent of Landlord.  Tenant’s signage right shall belong solely to the original Tenant of this Lease and may not be transferred or assigned (except in connection with an assignment of this Lease to a Tenant Affiliate as described in Section 9.1(e) hereof) without Landlord’s prior written consent which may be withheld by Landlord in Landlord’s sole discretion.  In the event Tenant, exclusive of any subtenant(s), fails to occupy the entire Premises, then Tenant shall, within thirty (30) days following notice from Landlord, remove the Exterior Signage at Tenant’s expense. Tenant shall also remove such signage promptly following the expiration or earlier termination of the Lease.  Any such removal shall be at Tenant’s sole expense, and Tenant shall bear the cost of any resulting repairs to the Building that are reasonably necessary due to the removal.

3.   RIGHT TO EXTEND.  Provided that Tenant is not in monetary Default under any provision of this Lease at the time of exercise of the extension right granted herein, and provided further that Tenant has not assigned or sublet more than 50% of its interest in this Lease (except in connection with a Permitted Transfer of this Lease as described in Section 9.1(e) hereof), Tenant may extend the Term of this Lease for two periods of 60 months.  Tenant shall exercise its right to extend the Term by and only by delivering to Landlord, not less than 9 months nor more than 12 months prior to the expiration date of the Term, Tenant’s written notice of its irrevocable commitment to extend (the “Commitment Notice”).  Should Tenant fail timely to deliver the Commitment Notice, then this extension right shall thereupon lapse and be of no further force or effect.

The Basic Rent payable under the Lease during the extension of the Term shall be at the prevailing market rental rate (including periodic adjustments) for comparable and similarly improved office space being leased by Landlord in the Building as of the commencement of the extension period, as evidenced by actual recent lease transactions completed by Landlord in the Project (the “Prevailing Rate”); provided that such Basic Rent shall in no event be less than the Basic Rent payable by Tenant during the final month of the Term.  In the event that the parties are not able to agree on the Prevailing Rate within 120 days prior to the expiration date of the Term, then either party may elect, by written notice to the other party, to cause said rental, including subsequent adjustments, to be determined by appraisal as follows.

Within 10 days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the Prevailing Rate.  If the parties are unable to agree in that time, then each party shall designate an appraiser within 10 days thereafter.  Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the Prevailing Rate.  Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental value of the Premises.  Any appraiser designated hereunder shall have an M.A.I. certification or equivalent with not less than 5 years experience in the valuation of commercial office buildings in Orange County, California.

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Within 10 days following the selection of the appraiser, Landlord and Tenant shall each submit in writing to the appraiser its determination of the rental rate for the extension period (respectively, the “Landlord’s Determination” and the “Tenant’s Determination”).  Should either party fail timely to submit its rental determination, then the determination of the other party shall be conclusive and binding on the parties.  The appraiser shall not disclose to either party the rental determination of the other party until the expiration of that 10 day period or, if sooner, the appraiser’s receipt of both the Landlord’s Determination and the Tenant’s Determination.

Within 30 days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects Prevailing Rate for the Premises, as reasonably extrapolated to the commencement of the extension term.  Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the extension period. In determining such value, the appraiser shall first consider rental comparables for the Building and the Project, provided that if adequate comparables do not exist then the appraiser may consider transactions involving similarly improved space owned by Landlord or its affiliates in the vicinity with appropriate adjustments for differences in location and quality of project.  In no event shall the appraiser attribute factors for market tenant improvement allowances or brokerage commissions to reduce said fair market rental.  At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental.  The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

Within 20 days after the determination of the fair market rental, Landlord shall prepare a reasonably appropriate amendment to this Lease for the extension period and Tenant shall execute and return same to Landlord within 10 days.  Should the fair market rental not be established by the commencement of the extension period, then Tenant shall continue paying rent at the rate in effect during the last month of the initial Term, and a lump sum adjustment shall be made promptly upon the determination of such new rental.

If Tenant fails to timely comply with any of the provisions of this paragraph, Tenant’s right to extend the Term may, at Landlord’s election and in addition to any other remedies that may be available to Landlord, be extinguished, in which event the Lease shall automatically terminate as of the initial expiration date of the Term.  Any attempt to assign or transfer any right or interest created by this paragraph to other than an assignee following a Permitted Transfer shall be void from its inception. Unless agreed to in a writing signed by Landlord and Tenant, Tenant shall have no other right to extend the Term beyond the two 60 month extensions created by this paragraph.  Unless agreed to in a writing signed by Landlord and Tenant, any extension of the Term, whether created by an amendment to this Lease or by a holdover of the Premises by Tenant, or otherwise, shall be deemed a part of, and not in addition to, any duly exercised extension period permitted by this paragraph.  Time is specifically made of the essence in this Section.

4.    RIGHT OF FIRST OFFER. Provided Tenant is not then in Default hereunder, Landlord hereby grants Tenant the continuing right (“First Right”) to lease, during the initial 96 month Term of this Lease, available office space equal to or greater than 5,000 rentable square feet of the Buildings (i.e., 4675 MacArthur Court and 4695 MacArthur Court) and shown on Exhibit A-1 hereto (“First Right Space”) in accordance with and subject to the provisions of this Section; provided that this First Right shall cease to be effective during the final 36 months of the Term unless and until Tenant exercises its extension option set forth in Paragraph 3 of this Exhibit G above.  It is understood, however, that Tenant’s First Right is expressly conditioned upon the prior delivery by Tenant of written notice to Landlord in good faith of Tenant’s need for additional space (the “Space Requirement Notice”) specifying the desired square footage.  Within 7 business days of Landlord’s receipt of Tenant’s Space Requirement Notice and while this First Right is in effect, Landlord shall provide Tenant a written list of available spaces in the Buildings that meet or exceed the specified size criteria provided by Tenant (“Landlord’s Reply”); it being understood, however, in no event shall Landlord be required to break a full floor into a multi-tenant floor and it being further understood that should Landlord have a bona fide third party offer for any space at the time Landlord receives the Space Requirement Notice then such space(s) shall be excluded from the list of available suites provided by Landlord. For purposes herein, a bona fide third party offer shall consist of a draft of the proposed lease that has been or is the process of being, prepared a presented to a potential tenant. Landlord’s Reply shall contain the basic economic terms including but not limited to the Basic Rent, term, operating expense base, security deposit, and tenant improvement allowance (collectively, the “Economic Terms”), upon which Landlord is willing to lease such particular First Right Space to Tenant or to a third party; provided that the Economic Terms shall exclude brokerage commissions and other Landlord payments that do not directly inure to the tenant’s benefit.  It is understood that should Landlord intend to lease other office space in addition to the First Right Space as part of a single transaction, then Landlord’s notice shall so provide and all such space shall collectively be subject to the following provisions.  Within 7 business days after receipt of Landlord’s notice, Tenant must give Landlord written notice pursuant to which Tenant shall elect to (i) lease all, but not less than all, of the space specified in Landlord’s notice (the “Designated Space”) upon such Economic Terms and the same non-Economic Terms as set forth in this Lease; (ii) refuse to lease the Designated Space, specifying that such refusal is not based upon the Economic Terms, but upon Tenant’s lack of need for the Designated Space, in which event Landlord may lease the Designated Space upon any terms it deems appropriate; or (iii) require that the rental rate for the Designated Space be determined by appraisal.  In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above.

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Within twenty (20) days following receipt of such appraisal election, the parties shall attempt to agree on an appraiser to determine the fair market rental.  If the parties are unable to agree in that time, then each party shall designate an appraiser within twenty (20) days thereafter.  Should either party fail to so designate an appraiser within that time, then the appraiser designated by the other party shall determine the fair rental value.  Should each of the parties timely designate an appraiser, then the two appraisers so designated shall appoint a third appraiser who shall, acting alone, determine the fair market rental value of the Premises.  Any appraiser designated hereunder shall have an M.A.I. certification or equivalent with not less than five (5) years experience in the valuation of commercial office buildings in Orange County, California.

Within ten (10) days following the selection of the appraiser, Landlord and Tenant shall each submit in writing to the appraiser its determination of the rental rate for the Designated Space (respectively, the “Landlord’s Determination” and the “Tenant’s Determination”).  Should either party fail timely to submit its rental determination, then the determination of the other party shall be conclusive and binding on the parties.  The appraiser shall not disclose to either party the rental determination of the other party until the expiration of that ten (10) day period or, if sooner, the appraiser’s receipt of both the Landlord’s Determination and the Tenant’s Determination.

Within fifteen (15) days following the selection of the appraiser and such appraiser’s receipt of the Landlord’s Determination and the Tenant’s Determination, the appraiser shall determine whether the rental rate determined by Landlord or by Tenant more accurately reflects the fair market rental rate for the Designated Space.  Accordingly, either the Landlord’s Determination or the Tenant’s Determination shall be selected by the appraiser as the fair market rental rate for the Designated Space.  In determining such value, the appraiser shall consider rental comparables for new and renewal transactions in the Building and the Comparable Buildings involving similarly improved space, with appropriate adjustments for differences in location, floor height within the Building and views from the Designated Space and quality of project and quality of the Designated Space.  In no event shall the appraiser lower the determination of the fair market rental rate to reflect brokerage commissions or moving allowances that do not actually reduce the rental sums paid by a tenant.  At any time before the decision of the appraiser is rendered, either party may, by written notice to the other party, accept the rental terms submitted by the other party, in which event such terms shall be deemed adopted as the agreed fair market rental.  The fees of the appraiser(s) shall be borne entirely by the party whose determination of the fair market rental rate was not accepted by the appraiser.

 In the event that Tenant does not so respond in writing to Landlord’s notice within said period, Tenant shall be deemed to have elected clause (ii) above.  Any notice given by Tenant pursuant to either clause (i) or clause (iii) above shall be accompanied by Tenant’s certified financial statements for the two most recent twelve month periods, inclusive of Tenant’s most current balance sheet; should such statements reveal that Tenant’s net worth has materially decreased since the execution of this Lease, then Landlord shall have no obligation to lease the Designated Space to Tenant and may instead lease same to a third party.  In the event Tenant gives Landlord notice pursuant to clause (iii) above, Landlord may elect to either (x) lease the Designated Space to Tenant upon such revised Economic Terms and the same other non-Economic Terms as set forth in this Lease, or (y) lease the Designated Space to any third party upon Economic Terms which are not materially more favorable to such party than those Economic Terms proposed by Tenant.  Should Landlord so elect to lease the Designated Space to Tenant, then Landlord shall promptly prepare and deliver to Tenant an amendment to this Lease consistent with the foregoing, and Tenant shall execute and return same to Landlord within ten (10) business days.  Tenant’s failure to timely return the amendment shall entitle Landlord to specifically enforce Tenant’s commitment to lease the Designated Space, to lease such space to a third party, and/or to pursue any other available legal remedy.  Notwithstanding the foregoing, it is understood that Tenant’s First Right shall be subject to any extension or expansion rights previously granted by Landlord to any third party tenant in the Building, as well as to any such rights which may hereafter be granted by Landlord to any third party tenant now or hereafter occupying the First Right Space or any portion thereof, and Landlord shall in no event be obligated to initiate this First Right prior to leasing any portion of the First Right Space to the then-current occupant thereof. Tenant’s rights under this Section shall be personal to the original Tenant named in this Lease and may not be assigned or transferred (except in connection with an assignment of this Lease following a Permitted Transfer as described in Section 9.1(e) hereof).  Any other attempted assignment or transfer shall be void and of no force or effect.

Notwithstanding anything contained in this Lease to the contrary, the preceding provisions of this Section 4 of Exhibit G shall apply to the 12th floor of 4675 MacArthur Court and such 12th floor space shall be part of the First Right Space and Tenant’s continuing First Right. However, instead of Tenant delivering to Landlord a Space Requirement Notice, prior to leasing the 12th floor space, or any portion thereof, to any other party during the period that this First Right is in effect and after determining that the existing tenant in the 12th floor space will not extend or renew the term of its lease,  Landlord shall instead be required to provide Tenant with written notification in the event any portion of the 12th floor becomes available to lease. Tenant and Landlord shall negotiate in good faith to reach agreement on terms and conditions applicable to the expansion.

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5.   FITNESS CENTER AND SHOWER FACILITY.  Subject to the provisions of this Section 22.5, so long as Tenant is not in Default under this Lease, and provided Tenant’s employees execute Landlord’s standard waiver of liability form and pay the applicable one time or fee of not more than $10.00 per pass, if any, then Tenant’s employees (the “Fitness Center Users”) shall be entitled to use the fitness center (the “Fitness Center”) and the shower facility (the “Shower Facility”) in the building located 4770 MacArthur Boulevard.  The use of the Fitness Center and Shower Facility shall be subject to the reasonable rules and regulations (including rules regarding hours of use) established from time to time by Landlord.  Landlord and Tenant acknowledge that the use of the Fitness Center by the Fitness Center Users shall be at their own risk and that the terms and provisions of Section 10.3 of this Lease shall apply to Tenant and the Fitness Center User’s use of the Fitness Center.  The costs of operating, maintaining and repairing the Fitness Center and Shower Facility may be included as part of Operating Expenses.  Tenant acknowledges that the provisions of this Section shall not be deemed to be a representation by Landlord that Landlord shall continuously maintain the Fitness Center (or any other fitness facility) and Shower Facility throughout the Term of this Lease, and Landlord shall have the right, at Landlord’s sole discretion, to expand, contract, eliminate or otherwise modify the Fitness Center. No expansion, contraction, elimination or modification of the Fitness Center, and no termination of Tenant’s or the Fitness Center Users’ rights to the Fitness Center shall entitle Tenant to an abatement or reduction in Basic Rent constitute a constructive eviction, or result in an event of default by Landlord under this Lease. Tenant shall have the right to construct and maintain a separate fitness facility at the Project and Landlord agrees to give Tenant reasonable cooperation, including, without limitation, modifying the purpose stated in Item 3 of the Basic Lease Provisions. Tenant hereby voluntarily releases, discharges, waives and relinquishes any and all actions or causes of action for personal injury or property damage occurring to Tenant or its employees or agents arising as a result of the use of the Fitness Center and Shower Facility, or any activities incidental thereto, wherever or however the same may occur, and further agrees that Tenant will not prosecute any claim for personal injury or property damage against Landlord or any of its officers, agents, servants or employees except to the extent the injury or damage is caused by the negligence or willful misconduct, acts or omissions, of Landlord, its agents, contractors or employees, lenders, affiliates, or any other third party under the control and/or direction of Landlord.  Tenant shall have the right to utilize its own personal trainers at the Fitness Center, provided such personal trainers provide proof of insurance and the terms of this Section apply to such personal trainer.

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EXHIBIT G-1

SIGNAGE

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EXHIBIT X

WORK LETTER

DOLLAR ALLOWANCE

[SECOND GENERATION SPACE]

The Tenant Improvement work (herein “Tenant Improvements”) shall consist of any work required to complete the Premises pursuant to plans and specifications approved by both Landlord and Tenant.  The general contractor shall be selected and engaged by Tenant on the basis of a competitive bid involving the following general contractors: Turelk, HBC and KPRS. The lowest bidder with a 10 week construction schedule shall be selected to construct the Tenant Improvements. The work shall be undertaken in accordance with the procedures and requirements set forth below.

I.                                        ARCHITECTURAL AND CONSTRUCTION PROCEDURES

A.                                    Landlord shall engage H. Hendy & Associates for the preparation of a detailed space plan for the Premises which includes interior partitions, ceilings, interior finishes, interior office doors, suite entrance, floor coverings, window coverings, lighting, electrical and telephone outlets, plumbing connections, heavy floor loads and other special requirements (“Preliminary Plan”).  Not later than March 18, 2013 (“Plan Approval Date”), Tenant shall approve the Preliminary Plan by signing copies of the appropriate instrument and delivering same to Landlord for Landlord’s review and approval.

B.                                    On or prior to April 8, 2013, Tenant shall (i) cause architect. Hendy & Associates to prepare final construction drawings (including engineering drawings) and specifications for the Tenant Improvements (“Working Drawings and Specifications”) and (ii) approve in writing the Working Drawings and Specifications and deliver same to Landlord for review and approval.  It is understood that Tenant’s architect shall utilize Landlord’s mechanical, electrical, plumbing, fire/life safety and fire sprinkler engineers for the Building.  Tenant shall cause Landlord to be provided with CAD files of the final as-built construction drawings that are compatible with Landlord’s CAD standards, which standards shall be provided to Tenant or its architect upon request; should Tenant fail to deliver same by the substantial completion of the Tenant Improvement work, then Landlord may cause such CAD files to be prepared by its architect, the cost of which shall be funded by Tenant to Landlord within 10 days after invoice therefor.  The cost incurred by Tenant in preparing the Preliminary Plan and the Working Drawings and Specifications (but only to the extent the amount thereof is furnished to Landlord prior to the receipt of the contractors’ bids as described below), together with the reasonable cost of Landlord’s architect to review same and the accompanying CAD files, shall be funded by Landlord from the “Landlord Contribution” set forth below. Upon approval of the Working Drawings and Specifications, Landlord shall cause same to be bid as aforesaid.  Each bidding contractor shall use the electrical, mechanical, plumbing and fire/life safety engineers and subcontractors designated by Landlord. All other subcontractors shall be subject to Landlord’s reasonable approval, and Landlord shall require that the drywall subtrade be union contractors. The lowest responsible bidder shall be selected by Landlord as the general contractor, and the bid amount shall be deemed the “Final Cost Estimate” for purposes hereof.

C.                                    Intentionally omitted.

D.                                    In the event that Tenant requests in writing a revision in the approved Working Drawings and Specifications (“Change”), then provided such Change is reasonably acceptable to Landlord, Landlord shall advise Tenant by written change order as soon as is practical of any increase in the Completion Cost and/or any Tenant Delay such Change would cause.  Tenant shall approve or disapprove such change order in writing within 3 business days following its receipt from Landlord.  Tenant’s approval of a Change shall be accompanied by Tenant’s payment of any 50% of the resulting increase in the Completion Cost with the remaining 50% due upon substantial completion of the Tenant Improvements. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant’s approval of a change order.

E.                                     It is understood that the Preliminary Plan and the Working Drawings and Specifications, together with any Changes thereto, shall be subject to the prior approval of Landlord.  Landlord shall identify any disapproved items within 5 business days (or 2 business days in the case of Changes) after receipt of the applicable document.  Should Landlord approve work that would necessitate any ancillary Building modification or other expenditure by Landlord, then except to the extent of any remaining balance of the “Landlord Contribution” as described below, Tenant shall, in addition to its other obligations herein, promptly fund the cost thereof to Landlord.

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F.                                      Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, fails otherwise to approve or reasonably disapprove any submittal within 3 business days, fails to approve in writing the Preliminary Plan for the Tenant Improvements by the Plan Approval Date, fails to approve in writing the Working Drawings and Specifications within the time provided herein, requests any Changes, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements (including without limitation by specifying materials that are not readily available) or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as “Tenant Delay”), then Tenant shall bear any resulting additional construction cost or other expenses, and the Commencement Date shall be deemed to have occurred for all purposes, including Tenant’s obligation to pay Rent, as of the date Landlord reasonably determines that it would have been able to deliver the Premises to Tenant but for the collective Tenant Delays.  Should Landlord determine that the Commencement Date should be advanced in accordance with the foregoing, it shall so notify Tenant in writing.  Landlord’s determination shall be conclusive unless Tenant notifies Landlord in writing, within 5 business days thereafter, of Tenant’s election to contest same by binding arbitration with the American Arbitration Association under its Arbitration Rules for the Real Estate Industry, and judgment on the arbitration award may be entered in any court having jurisdiction thereof.  Pending the outcome of such arbitration proceedings, Tenant shall make timely payment of all rent due under this Lease based upon the Commencement Date set forth in the aforesaid notice from Landlord.

G.                                    Landlord shall permit Tenant and its agents to enter the Premises prior to the Commencement Date of the Lease in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord’s prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord’s representative.  The foregoing license to enter the Premises prior to the Commencement Date is, however, conditioned upon Tenant’s contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon 24 hours written notice to Tenant.  That license is further conditioned upon the compliance by Tenant’s contractors with all requirements imposed by Landlord on third party contractors and subcontractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers’ compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry.  The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay Rent unless Tenant commences business activities within the Premises.  Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant’s risk.  In no event shall the failure of Tenant’s contractors to complete any work in the Premises extend the Commencement Date.

H.                                   Tenant hereby designates Peter Grace, Telephone No. (562) 493-2804, as its representative agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given directly by Tenant.  Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.

II.                                   COST OF TENANT IMPROVEMENTS

A.                                    Landlord shall complete, or cause to be completed, the Tenant Improvements, at the construction cost shown in the approved Final Cost Estimate (subject to the provisions of this Work Letter), in accordance with final Working Drawings and Specifications approved by both Landlord and Tenant.  Landlord shall pay towards the final construction costs (“Completion Cost”) as incurred a maximum of $2,772,621.00 (“Landlord Contribution”), and Tenant shall be fully responsible for the remainder (“Tenant Contribution”). If the actual cost of completion of the Tenant Improvements is less than the maximum amount provided for the Landlord Contribution or remains after June 30, 2014, such savings shall inure to the benefit of Landlord and Tenant shall not be entitled to any credit or payment or to apply the savings toward additional work.

Notwithstanding the foregoing, Landlord shall provide an additional allowance not to exceed $120,000.00 toward the out-of-pocket expenses incurred by Tenant for relocating to the Premises, including furniture moving and data cabling costs (“Moving Allowance”).  Tenant shall be reimbursed for such expenses by submitting copies of all supporting third-party invoices to Landlord by June 30, 2014.  Landlord shall reimburse Tenant in one installment within 30 days following receipt of all such invoices.

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B.                                    The Completion Cost shall include all direct costs of Landlord in completing the Tenant Improvements, including but not limited to the following:  (i) payments made to architects, engineers, contractors, subcontractors and other third party consultants in the performance of the work, inclusive of the charges of Landlord’s architect as described above, (ii) consultant, permit fees and other sums paid to governmental agencies, (iii) costs of all materials incorporated into the work or used in connection with the work, (iv) keying and signage costs, (v) space planning and design fees, (vi) acquisition and installation of built-in and moveable furniture systems, cabling, acquisition and installation of computer and telephone systems, including HVAC, fire suppression and related equipment, (vii) structural reinforcement and (viii) any other reasonable relocation related fees or expenses incurred by Tenant. The Completion Cost shall also include an administrative/supervision fee to be paid to Landlord in the amount of 3% of the actual hard costs associated with the Tenant Improvements.

C.                                    Prior to start of construction of the Tenant Improvements, Tenant shall pay to Landlord 50% of the amount of the Tenant Contribution set forth in the approved Final Cost Estimate with the remaining 50% being paid upon substantial completion of the Tenant Improvements. In addition, if the actual Completion Cost of the Tenant Improvements is greater than the Final Cost Estimate because of modifications or extras requested by Tenant and not reflected on the approved working drawings, or because of Tenant Delays, then subject to any unused portion of the Landlord Contribution, Tenant shall pay to Landlord, within 10 days following submission of an invoice therefor, all such additional costs, including any additional architectural fee.  If Tenant defaults in the payment of any sums due under this Work Letter, Landlord shall (in addition to all other remedies) have the same rights as in the case of Tenant’s failure to pay rent under the Lease.

D.                                    Landlord, at Landlord’s sole cost and expense and not as part of the Landlord Contribution or Moving Allowance, shall be responsible for improving the common corridors and restrooms on the 3rd floor at 4675 MacArthur Court and the 7th floor at 4695 MacArthur Court that are part of the Premises (“Common Corridor Work”) using finishes, materials and color schemes similar to the existing floors of each respective Building. Such Common Corridor Work shall be completed within 60 days of the Commencement Date.

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